Exhibit 10.1

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

BY AND AMONG

GLOBAL CASH ACCESS INC.
AS COMPANY

GLOBAL CASH ACCESS HOLDINGS INC.
AS PARENT

THE PURCHASERS PARTY HERETO

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS
AS COLLATERAL AGENT

$335,000,000

7.25% Senior Secured Notes due April 15, 2021

Dated April 15, 2015

i

Section 13.2	Home Office Payment	45
Section 13.3	Taxes	45
Section 13.4	PIK Payments	49

ARTICLE XIV
EXPENSES, ETC.

Section 14.1	Transaction Expenses	49

ARTICLE XV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

ARTICLE XVI
AMENDMENT AND WAIVER.

Section 16.1	Amendments, Etc	52
Section 16.2	Solicitation of Holders of Notes	53
Section 16.3	Binding Effect, etc	53

ARTICLE XVII
NOTICES.

ARTICLE XVIII
REPRODUCTION OF DOCUMENTS.

ARTICLE XIX
CONFIDENTIAL INFORMATION.

ARTICLE XX
SUBSTITUTION OF PURCHASER.

ARTICLE XXI
COLLATERAL.

Section 21.1	Collateral Documents	56
Section 21.2	Release of Collateral	57
Section 21.3	Suits to Protect the Collateral	58
Section 21.4	Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Agreement	58
Section 21.5	Purchaser Protected	58
Section 21.6	Powers Exercisable by Receiver or Trustee	59
Section 21.7	Collateral Agent	59
Section 21.8	Designations	67
Section 21.9	No Impairment of the Security Interests	67

v

Schedule I	—	Information Relating to Purchasers

Schedule II	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Equity Interests

Schedule 5.7(b)	—	Governmental Authorizations

Schedule 5.8	—	Litigation

Schedule 5.11	—	Intellectual Property

Schedule 8.13	—	Post-Closing Covenants

Schedule 9.1	—	Transactions with Affiliates

Schedule 9.4	—	Liens

Schedule 9.5	—	Investments

Schedule 9.6	—	Indebtedness

Exhibit A	—	Form of Senior Secured Note

Exhibit B	—	Form of Compliance Certificate

Exhibit C	—	Form of Note Guaranty

Exhibit D	—	Form of Note Security Agreement

Exhibit E	—	Form of Solvency Certificate

Exhibit F-1	—	Form of U.S. Tax Compliance Certificate for Foreign Holders That Are Not Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-2	—	Form of U.S. Tax Compliance Certificate for Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-3	—	Form of U.S. Tax Compliance Certificate for Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-4	—	Form of U.S. Tax Compliance Certificate for Foreign Holders That Are Partnerships for U.S. Federal Income Tax Purposes

7.25% Senior Secured Notes due April 15, 2021

April 15, 2015

NOTE PURCHASE AGREEMENT

GLOBAL CASH ACCESS INC., a Delaware corporation (the “Company”), GLOBAL CASH ACCESS HOLDINGS, INC. (the “Parent”), each of the purchasers whose names appear at the end hereof (each, a “Purchaser”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as Collateral Agent hereby agree as follows:

ARTICLE I

AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $335,000,000 aggregate principal amount of its 7.25% Senior Secured Notes due April 15, 2021 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Article XII and any PIK Notes that are actually issued and any references to “principal amount of the Notes” shall include any increase in the principal amount of the outstanding Note as a result of any PIK Payments).  The Notes shall be substantially in the form set out in Exhibit A.  Certain capitalized and other terms used in this Agreement are defined in Part A to Schedule II; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

ARTICLE II

SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Article III, Notes in the principal amount specified opposite such Purchaser’s name in Schedule I at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

For all income tax purposes, the Company and the Purchasers agree that the issue price of the Notes is $995 per $1,000 principal amount unless otherwise required by law (with the remaining portion of the consideration paid hereunder allocated to the warrants issued pursuant to Section 4.12 hereof). The Company and the Purchasers shall not take any position inconsistent with the preceding sentence on any tax return or for any other Tax purpose.

ARTICLE III

CLOSING.

Section 3.1                                                           Closing

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, at 10:00 a.m., New York time (or such other location (including by telephone) and time reasonably agreed by the Purchasers and the Company), at a closing (the “Closing”) on April 15, 2015 (the “Closing Date”) or on such Business Day thereafter on or prior to April 20, 2015 as may be agreed upon by the Company and the Purchasers.

Section 3.2                                                           Mechanics

At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account separately provided by the Company to the Purchasers in writing prior to the Closing.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Article III, or any of the conditions specified in Article IV shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

ARTICLE IV

CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1                                                           Representations and Warranties.  The representations and warranties of the each Note Party contained in Article V of this Agreement or any other Note Document shall be true and correct in all material respects as of the Closing; provided that, to the extent that any such representation and warranty is qualified by materiality, material adverse effect or similar language, such representation and warranty shall be true and correct in all respects.

Section 4.2                                                           No Default.  No Default or Event of Default shall exist, or would result from the purchase and sale of the Notes and the consummation of the other Transactions contemplated hereby on the Closing.

Section 4.3                                                           No Material Adverse.  Since December 31, 2014, there has not occurred any change, effect, development or circumstance, that individually or in the aggregate, constitutes or is reasonably likely to constitute a Material Adverse Effect.

Section 4.4                                                           Compliance Documents.  Each Purchaser’s and the Collateral Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Note Party, each dated the Closing (or, in the case of certificates of governmental officials, a recent date before the Closing) and each in form and substance reasonably satisfactory to each of the Purchasers (unless otherwise specified):

(a)                                 executed counterparts of this Agreement, sufficient in number for distribution to the Collateral Agent, each Purchaser and the Company;

(b)                                 a Note executed by the Company in favor of each Purchaser as contemplated by Section 3.2 to be delivered to each Purchaser;

(c)                                  at least three (3) Business Days prior to the Closing, any such information contemplated by Section 22.15 to the extent any Purchaser has requested such information from the Company at least five (5) Business Days prior to the Closing;

(d)                                 executed counterparts of a guaranty agreement (the “Note Guaranty”) in substantially the form of Exhibit C, duly executed by each Note Guarantor; and

(e)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Purchasers require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Person is a party;

(f)                                   such documents and certifications as each Purchaser may reasonably require to evidence that each Note Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;

(g)                                  a security agreement, in substantially the form of Exhibit D hereto (the “Note Security Agreement”), duly executed by each Note Party, together with:

(i)                                     certificates and instruments representing the Collateral described therein accompanied by undated stock powers or instruments of transfer executed in blank,

(ii)                                  Uniform Commercial Code financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Purchasers may deem necessary or desirable in order to perfect the Liens created under the Note Security Agreement, covering the Collateral described in the Note Security Agreement,

(iii)                               copies of Uniform Commercial Code, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Note Party as debtor and that are filed in those state and county jurisdictions in which any Note Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that any Purchaser reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(iv)                              the Perfection Certificate duly executed by each of the Note Parties, and

(v)                                 a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as each such term is defined in the Note Security Agreement and to the extent applicable) (together with each other intellectual property security agreement delivered pursuant to Section 8.12, in each case as amended or supplemented, the “Intellectual Property Security Agreement”), duly executed by each applicable Note Party, together with evidence that all action that the Purchasers may reasonably deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(h)                                 an opinion from DLA Piper LLP (US), counsel for the Note Parties dated the Closing Date addressed to each Purchaser and the Collateral Agent in form and substance reasonably acceptable to the Purchasers;

(i)                                     a certificate attesting to the Solvency of the Parent and its Subsidiaries on a consolidated basis, before and after giving effect to the Transactions, from the Parent’s chief financial officer, substantially in the form of Exhibit E hereto;

(j)                                    a certificate signed by a Responsible Officer of the Parent certifying that the conditions specified in Sections 4.1, 4.2, 4.3, 4.6, 4.8, 4.9 and 4.10 have been satisfied;

(k)                                 an Additional Indebtedness Joinder, duly executed by each of the parties thereto, together with a certified copy of the Intercreditor Agreement; and

(l)                                     certificates as to coverage under the insurance policies required by Section 8.2 each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Purchasers and the Collateral Agent.

Section 4.5                                                           Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to each Purchaser the Notes to be purchased by it at the Closing as specified in Schedule I.

Section 4.6                                                           Refinancing.  Contemporaneously with the Closing, the Company shall have called for redemption all of the Existing Senior Secured Notes and the Purchasers and the Collateral Agent shall have received evidence reasonably satisfactory to the Purchasers of such redemption (including delivery of copies of all documents contemplated by Section 12.07 of the Senior Secured Notes Indenture) and of the satisfaction and discharge of the indenture in respect to the Existing Senior Secured Notes and the termination and discharge in full of all Liens on the Collateral securing the Existing Senior Secured Notes and the Company shall have delivered to the Purchasers copies of all documents or instruments evidencing or necessary to release all Liens on the Collateral securing the Existing Senior Secured Notes.

Section 4.7                                                           [Intentionally Omitted].

Section 4.8                                                           Outstanding Indebtedness.  After giving effect to the Transactions, none of the Note Parties shall have any outstanding Indebtedness or preferred stock other than Indebtedness permitted under Section 9.6.

Section 4.9                                                           Leverage Ratio.  After giving effect to the Transactions, the Consolidated Secured Leverage Ratio calculated as of December 31, 2014 on a Pro Forma Basis for the Transactions shall be no greater than 4.25:1.00.

Section 4.10                                                    Intercreditor Agreement Requirements.  The Company shall have complied with the requirements of Section 7.10 of the Intercreditor Agreement in connection with the designation of the Obligations of the Note Parties under the Note Documents as Additional Indebtedness and (a) the Obligations of the Note Parties under the Note Documents shall constitute Additional Indebtedness, Additional Specified Indebtedness, Additional Obligations, First Lien Debt and First Lien Obligations for all purposes of the Intercreditor Agreement, (b) each of the Holders shall constitute an Additional Creditor, an Additional Credit Facility Creditor and a First Lien Creditor for all purposes of the Note Purchase Agreement, (c) the Collateral Agent shall constitute an Additional Agent and a First Lien Agent for all purposes of the Intercreditor Agreement, (d) the Collateral Documents shall constitute Additional Collateral Documents and First Lien Collateral Documents for all purposes of the Intercreditor Agreement, (e) this Agreement and the Notes shall constitute Additional Credit Facilities for all purposes of the Intercreditor Agreement, (f) the Note Guarantors shall constitute First Lien Guarantors for all purposes of the Intercreditor Agreement, (g) the Note Guaranty shall constitute a First Lien Guaranty and an Additional Guaranty for all purposes of the Intercreditor Agreement, (h) the Note Documents shall constitute Additional Documents and First Lien Facility Documentation for all purposes of the Intercreditor Agreement and (i) the Liens created under the Collateral Documents shall constitute a First Priority Lien for all purposes of the Intercreditor Agreement.

Section 4.11                                                    CUSIP Number.  A CUSIP Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for the Notes.

Section 4.12                                                    Warrant Agreement.  On the Closing, the Parent shall have delivered to the Purchasers a certified copy of an executed Warrant Agreement pursuant to which the Parent shall have issued warrants to purchase 700,000 shares of the Parent’s common stock thereunder to the Purchasers.

Section 4.13                                                    Financial Statements Delivery of the Audited Financial Statements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As of the Closing, the Parent represents and warrants to each Purchaser that:

Section 5.1                                                           Existence, Qualification and Power; Compliance with Laws.  Each Note Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.2                                                           Authorization; No Contravention.  The execution, delivery and performance by each Note Party of each Note Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except where such conflict, breach or contravention or creation of a Lien may not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) except where such breach or contravention may not reasonably be expected to have a Material Adverse Effect, violate any Law.

Section 5.3                                                           Disclosure.  The Parent has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Note Party to the Collateral Agent or any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Note Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.4                                                           Subsidiaries; Equity Interests.  As of the Closing Date, the Parent had no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.4 and had no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.4.  All Note Guarantors as of the Closing Date are identified in Part (a) of Schedule 5.4.  As of the Closing Date, there are no Unrestricted Subsidiaries.

Section 5.5                                                           Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP.

(b)                                 Since December 31, 2014 (the date of the Audited Financial Statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6                                                           Binding Effect.  This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by each Note Party that is party thereto.  This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Note Party, enforceable against each Note Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

Section 5.7                                                           Governmental Authorizations, Etc.  (a) Except for (i) such authorizations, approvals or notices obtained or delivered as of the Closing Date, (ii) authorizations, approvals or notices to or from a Gaming Authority (A) for the Possessory Stock Pledge and (B) which may subsequently be required in connection with the addition of any Note Guarantor, the pledge of any additional Collateral pursuant to Section 8.12 or the enforcement of remedies, and (iii) the requirement to provide routine post-closing notices and/or copies of Note Documents to a Gaming Authority, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Note Party of this Agreement or any other Note Document.

(b)                                 As of the Closing Date, except for such licenses, qualifications, consents, authorizations or notices as are specifically disclosed on Schedule 5.7(b), each of which is in full force and effect on the Closing Date, assuming the accuracy of the representations and warranties of the Purchasers set forth herein, and based upon such information regarding the Purchasers as is actually known (without specific inquiry) to any of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Borrower on the Closing Date, there is no license, qualification, consent, authorization or notice required from any Gaming Authority in connection with the Purchasers’ purchase of the Notes.

Section 5.8                                                           Litigation; Statutes and Orders.  (a) Except as specifically disclosed in Schedule 5.8, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Restricted Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Parent nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

Section 5.9                                                           Taxes.  The Parent and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except immaterial taxes and tax returns so long as no material portion of the Collateral is in jeopardy of being seized, levied upon or forfeited.  There is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.10                                                    Ownership of Property; Liens.  Each of the Parent and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Parent and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 9.4.

Section 5.11                                                    Intellectual Property; Licenses, Etc.  The Parent and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect.  To the best knowledge of the Parent, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent or any Restricted Subsidiary infringes upon any rights held by any other Person, except as would not be reasonably expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.11, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Parent, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12                                                    Compliance with ERISA.  (a)  Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)                                 There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13                                                    Private Offering by the Company.  Neither the Parent nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Parent nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14                                                    Margin Regulations; Investment Company Act.  (a) The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15                                                    Patriot Act and OFAC.  (a) Neither the Parent, nor any of its Subsidiaries, is in violation of any applicable requirement of Law relating to terrorism or money laundering in the respective jurisdictions in which such Note Party or its Affiliates operates (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”) or (ii) the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Department of the Treasury (31 C.F.R. Subtitle B, Chapter V) (“OFAC”).

(b)                                 Neither the Parent, nor any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(c)                                  Neither the Parent, nor any of its Subsidiaries, and, to the knowledge of the Parent and each of its Subsidiaries, no Affiliate or broker or other agent of such Note Party acting or benefiting in any capacity in connection with the Notes is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(d)                                 Neither the Parent nor any of its Subsidiaries and, to the knowledge of the Parent and each of its Subsidiaries, no broker or other agent of such Note Party acting in any capacity in connection with the Notes (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above (other than as authorized by OFAC), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e)                                  The use of proceeds of the Notes will not violate OFAC.

Section 5.16                                                    FCPA.  Neither the Parent, any of its Subsidiaries or any director, officer or employee of the Parent or any of its Subsidiaries, nor, to the knowledge of the Parent, any agent or Affiliate of any of the Parent or any of its Subsidiaries, is aware of any violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Note Parties and, to the knowledge of the Parent, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith

Section 5.17                                                    Anti-Corruption Laws.  The Parent and each of its Subsidiaries have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 5.18                                                    Environmental Matters.  Neither the Parent nor any Restricted Subsidiary, nor their respective businesses, operations or properties (a) has failed to comply with any Environmental Laws or (b) has received or is subject to any pending or threatened claims alleging potential liability or responsibility for violation of any Environmental Law or is aware of any basis of any Environmental Liability, that, in each case, could reasonably be expected to result in a Material Adverse Effect.

Section 5.19                                                    Subordination of Subordinated Indebtedness.  The Obligations of the Note Parties under the Note Documents are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any documentation governing any Subordinated Indebtedness.

Section 5.20                                                    Labor Matters.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against any the Parent or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent, threatened and (b) the hours worked by and payments made to employees of any Note Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

Section 5.21                                                    Use of Proceeds.  The Company will use the proceeds as described in Section 8.9.

Section 5.22                                                    Insurance.  The properties of Parent and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Parent, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Restricted Subsidiary operates.

Section 5.23                                                    Collateral Documents.  The provisions of the Collateral Documents are, subject to the terms of the Note Security Agreement, effective to create, in favor of the Collateral Agent (for the benefit of the Secured Parties), valid and enforceable Liens on all Collateral described in the Note Security Agreement.  From and after the filing of Uniform Commercial Code financing statements in appropriate form substantially contemporaneously with the Closing Date in the offices specified on Schedule 6 to the Perfection Certificate, such Liens are perfected first priority Liens, to the extent that such Liens can be perfected by filing of Uniform Commercial Code financing statements, subject only to the Permitted Liens.  All governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens have been duly effected or taken, including any such approvals reasonably requested by the Required Holders.

Section 5.24                                                    Solvency.  The Note Parties, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.

Section 5.25                                                    First Lien Obligations, Etc.  (a) The Obligations of the Note Parties under the Note Documents constitute Additional Indebtedness, Additional Specified Indebtedness, Additional Obligations, First Lien Debt and First Lien Obligations for all purposes of the Intercreditor Agreement, (b) each of the Holders constitutes an Additional Creditor, an Additional Credit Facility Creditor and a First Lien Creditor for all purposes of the Note Purchase Agreement, (c) the Collateral Agent constitutes an Additional Agent and a First Lien Agent for all purposes of the Intercreditor Agreement, (d) the Collateral Documents constitute Additional Collateral Documents and First Lien Collateral Documents for all purposes of the Intercreditor Agreement, (e) this Agreement and the Notes constitute Additional Credit Facilities for all purposes of the Intercreditor Agreement, (f) the Note Guarantors constitute First Lien Guarantors for all purposes of the Intercreditor Agreement, (g) the Note Guaranty constitutes a First Lien Guaranty and an Additional Guaranty for all purposes of the Intercreditor Agreement, (h) the Note Documents constitute Additional Documents and First Lien Facility Documentation for all purposes of the Intercreditor Agreement and (i) the Liens created under the Collateral Documents constitute a First Priority Lien for all purposes of the Intercreditor Agreement.

ARTICLE VI

REPRESENTATIONS OF THE PURCHASERS.

Section 6.1                                                           Purchase for Investment.  Each Purchaser severally represents that it is (i) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and (ii) purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2                                                           Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)                                 the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                                 the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                                 the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                                  the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                                   the Source is a governmental plan; or

(g)                                  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                                 the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

ARTICLE VII

PAYMENT AND PREPAYMENT OF THE NOTES.

Section 7.1                                                           Maturity.  As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 7.2                                                           Optional Prepayments.  (a)  Except as otherwise set forth in this Section 7.2, the Company shall not have the option to prepay or redeem the Notes prior to their stated maturity date.

(b)                                 Notwithstanding clause (a) of this Section 7.2, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes in an amount not less than $1,000,000 or a whole multiple of $500,000 in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid plus the Applicable Premium determined for the applicable prepayment date with respect to such principal amount plus all accrued and unpaid interest in respect thereof.

(c)                                  Notwithstanding clause (a) of this Section 7.2, at any time prior to the first anniversary of the Closing, the Company may, at its option, upon notice as provided below, prepay up to 40% of the aggregate principal amount of the Notes (but in an amount of not less than $1,000,000 or a whole multiple of $500,000 thereof) at 103.5% of the principal amount thereof plus all accrued and unpaid interest in respect thereof.

(d)                                 The Company will give each Holder written notice of each optional prepayment under this Section 7.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 7.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Applicable Premium (if any) due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two (2) Business Days prior to such prepayment, the Company shall deliver to each Holder a certificate of a Senior Financial Officer specifying the calculation of the Applicable Premium (if any) as of the specified prepayment date.

Section 7.3                                                           Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 7.4                                                           Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Article VII, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the Applicable Premium, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with accrued and unpaid interest in respect thereof and the Applicable Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 7.5                                                           Purchase of Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement or pursuant to any other purchase of Notes from any holder thereof and no Notes may be issued in substitution or exchange for any such Notes.

Section 7.6                                                           Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the greater of:

(a) 1.0% of the principal amount of the Note; or

(b) the excess of:

(i) the present value at such prepayment date of (A) the prepayment price of the Note at April 15, 2016 (such prepayment price to reflect the premium set forth in clause (b) of the definition of “Applicable Premium”) plus (B) all required interest payments due on the Note through April 14, 2016 (excluding accrued but unpaid interest to the prepayment date), computed using a discount rate equal to the Treasury Rate plus 50 basis points;

over

(ii) the principal amount of the Note, if greater.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to April 15, 2016; provided, however, that if the period from the prepayment date to April 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Section 7.7                                                           Mandatory Prepayments.  (a) Within 360 days after the receipt of the Net Cash Proceeds of any Disposition (other than Dispositions expressly permitted under Section 9.7) or from any Extraordinary Loss from and after the Closing, the Parent, the Company or any Restricted Subsidiary shall apply 100% of such Net Cash Proceeds (i) to repay, redeem or repurchase or otherwise permanently reduce the First Lien Obligations of the Company or any Note Guarantor; provided that if any such Indebtedness repaid is revolving credit Indebtedness, the related revolving commitments must be reduced by the amount of such repayment and such reduced commitments terminated; provided, further, that (x) to the extent that the terms of any Credit Facility Documentation (other than notes issued under one or more indentures to replace or refinance such Credit Facility Obligations) are required to be repaid with the Net Cash Proceeds of any Disposition or Extraordinary Loss prior to the repayment of other Indebtedness, the Parent and its Restricted Subsidiaries shall be entitled to repay such other First

Lien Obligation prior to repaying the obligations under the Notes, and (y) subject to the foregoing clause (x), if the Company or any Note Guarantor shall so reduce the First Lien Obligations, the Company shall (1) equally and ratably reduce obligations under the Notes by redeeming the Notes as provided under Section 7.2 or through privately negotiated transactions or open-market purchases (to the extent such purchases are at a price of at least 100% of the principal amount thereof plus the amount of accrued but unpaid interest, if any, thereon) or (2) offer to redeem or purchase at least a pro rata portion of the Notes (based on the amount so applied to such repayments or repurchases of the First Lien Obligations described above) by making an offer (in accordance with the procedures set forth in clause (b) below) to all Holders to purchase their Notes at a price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; provided, however, that solely to the extent such Net Cash Proceeds are not derived from a Disposition or Extraordinary Loss involving Collateral, the Parent, the Company or a Restricted Subsidiary shall be permitted to repay, redeem or repurchase Indebtedness of a Restricted Subsidiary that is not a Note Guarantor (other than Indebtedness owed to the Parent or another Restricted Subsidiary) or (ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Cash Proceeds received by the Parent, the Company or another Restricted Subsidiary); provided, however, that if the Parent, the Company or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Cash Proceeds within 180 days of such contractual commitment in accordance with the above clause (i) or (ii), and such Net Cash Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Cash Proceeds set forth in this Section 7.7(a) shall be considered satisfied; provided that, to the extent that Net Cash Proceeds are derived from any Disposition or Extraordinary Loss involving Collateral, such Additional Assets shall constitute Collateral.

(b)                                 Any Net Cash Proceeds from any Disposition or Extraordinary Loss that are not used in accordance with Section 7.2(a) shall constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $20,000,000 the Company shall make an offer to purchase (the “Prepayment Offer”), on a pro rata basis, from all Holders, and, if required by the terms of any other First Lien Obligations containing comparable repurchase rights (which Lien is not subordinated to the Lien securing the Notes in respect of the Collateral), the holders of such other outstanding First Lien Obligations, an aggregate principal amount equal to the Excess Proceeds, at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, in accordance with Section 7.7 (c), (d), (e), (f) and (g).  To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders and applicable holders of the First Lien Obligations have been given the opportunity to tender the Notes for repurchase in accordance with Section 7.7(d) or repay the First Lien Obligations in accordance with the applicable First Lien Facility Documentation, the Parent, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes or the repurchase of Indebtedness subordinated in right of payment to the Notes or the Note Guaranty if required to be repurchased pursuant to their respective terms and the amount of Excess Proceeds shall be reset to zero. Pending application of Cash pursuant to clauses (i) and (ii) of Section 7.7(a), such Net Cash Proceeds shall be invested in Cash Equivalents or used to temporarily repay First Lien Obligations that is revolving Indebtedness.

(c)                                  For the purposes of this Section 7.7, any sale by the Parent or a Restricted Subsidiary of the Equity Interest of a Restricted Subsidiary that owns assets constituting Collateral shall be deemed to be a sale of such Collateral.

(d)                                 Within 15 Business Days after the amount of Excess Proceeds exceeds $20,000,000, the Company shall send a prepayment offer notice, by first-class mail, to the Holders, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer.  The prepayment offer notice shall state, among other things:  (i) that the Company is offering to purchase Notes pursuant to Section 7.7 of this Agreement; (ii) that any Note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the purchase date) pursuant to the Prepayment Offer shall cease to accrue interest after the purchase date; (iii) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer notice is mailed; (iv) the aggregate principal amount of Notes (or portions thereof) to be purchased; (v) a description of any conditions to such Prepayment Offer; and (vi) a description of the procedure which any Holder must follow in order to tender its Notes (or portions thereof) and the procedures that such Holders must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

(e)                                  Not later than the purchase date, the Company shall segregate and hold in trust in cash an amount equal to the purchase price plus accrued and unpaid interest, if any, to be paid to the Holder entitled thereto, to be held for payment in accordance with the provisions of this Section 7.7.  Any Holder electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five (5) Business Days prior to the purchase date.  A Holder will be entitled to withdraw their election if the Company receives not later than three (3) Business Days prior to the purchase date, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Note which was delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

(f)                                   On the applicable purchase date, the Company shall make payment of the purchase price to each tendering Holder in accordance with the provisions set forth in Article III.

(g)                                  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes required by this Article VII.  To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 7.7 by virtue of such conflict.

Section 7.8                                                           Offer to Repurchase Upon Change of Control.  (a)  Upon the occurrence of a Change of Control each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to the Applicable Purchase Price, plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”).

(b)                                 On or before the 30th day following any Change of Control, the Company shall send a written notice (which notice may be conditional) to each Holder stating, among other things:  (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to this Section 7.8 and that all Notes (or portions thereof) timely tendered will be accepted for payment; (ii) the purchase price and the change of control payment date, which date shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Agreement and described in such notice (the “Change of Control Payment Date”); (iii) that any Note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (iv) that any Notes (or portions thereof) not tendered will continue to accrue interest; (v) a description of the transaction or transactions constituting the Change of Control; and (vi) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that such Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c)                                  A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the transaction giving rise to the Change of Control at the time of the making of the Change of Control Offer.  In addition, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 7.8 applicable to a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(d)                                 Not later than the Change of Control Payment Date, the Company shall segregate and hold in trust in cash an amount equal to the purchase price plus accrued and unpaid interest, if any, to be paid to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 7.8.  Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the purchase date.  Holders will be entitled to withdraw their election if the Company receives not later than three (3) Business Days prior to the purchase date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of the Note which was delivered for purchase by such Holder, the certificate number of such Note and a statement that such Holder is withdrawing his election to have such Note purchased.

(e)                                  On the Change of Control Payment Date, the Company shall, to the extent lawful:  (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and (ii) make a payment to each Holder in an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered by such Holder in accordance with Article III.

(f)                                   The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 7.8 by virtue thereof.

Section 7.9                                                           Mandatory Disposition or Redemption Pursuant to Gaming Laws.  If a Holder or beneficial owner of a Note is required after the Closing Date to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Notes, such Holder’s Notes at a redemption price (to be calculated by the Company) equal to the sum of (a) 101% of the outstanding principal amount of the Notes held by the applicable Holder plus (b) all accrued and unpaid interest in respect of such Notes.  The Company is not required to pay or reimburse any Holder or beneficial owner of a Note for the costs of licensure, qualification or finding of suitability or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such licensure, qualification, finding of suitability or application therefor.  Notwithstanding anything herein to the contrary, no Holder shall be required to become licensed or qualified or expend any amounts to become so qualified or licensed by any Gaming Authority and the sole recourse of Holdings and the Company shall be to exercise its redemption rights in respect of the Notes contemplated by this Section 7.9.

ARTICLE VIII

AFFIRMATIVE COVENANTS.

From the Closing and so long as any Obligations are owed by any of the Note Parties under any of the Note Documents (other than contingent indemnification obligations which are not then due and payable) or any Note shall remain outstanding, the Parent covenants as follows:

Section 8.1                                                           Compliance with Law.  The Parent shall, and shall cause each Restricted Subsidiary to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 8.2                                                           Insurance.  The Parent shall, and shall cause each Restricted Subsidiary to, maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Parent and its Restricted Subsidiaries operate.  All policies of insurance required to be maintained by the Parent and its Restricted Subsidiaries shall be issued by companies reasonably satisfactory to the Required Holders and shall have coverages and endorsements and be written for such amount as the Required Holders may reasonably require.  All policies of insurance required to be maintained by the Parent and its Restricted Subsidiaries must name the Collateral Agent as mortgagee and additional insured or loss payee, must insure the interest of the Collateral Agent in the property as mortgagee and, to the extent generally available in the insurance market, must provide that no cancellation or material modification of the policies will be made without thirty days’ prior written notice to Collateral Agent.  Certificates for all such policies must be delivered to the Collateral Agent and approved by the Required Holders (such approval shall not be unreasonably withheld).  Without limiting the obligations of the Company under the foregoing provisions of this Section 8.2 in the event the Parent shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 8.2, then the Collateral Agent may, and shall if instructed so to do by the Required Holders, procure insurance covering the interests of the Secured Parties and the Collateral Agent in such amounts and against such risks as otherwise would be required hereunder and the Company shall reimburse the Collateral Agent in respect of any premiums paid by the Collateral Agent in respect thereof.  Without limitation of the foregoing, each Note Party shall, and shall cause each Subsidiary to, take all actions as needed to insure compliance with all requirements under the Flood Insurance Laws, including the maintenance of all flood hazard insurance and certifications required thereunder.

Section 8.3                                                           Maintenance of Properties.  The Parent shall, and shall cause each Restricted Subsidiary to:  (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 8.4                                                           Payment of Taxes.  The Parent shall, and shall cause each Restricted Subsidiary, to pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it (including in its capacity as withholding agent) or upon its income or profits or in respect of its property, except, in each case, (i) to the extent the failure to pay or discharge the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) for Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 8.5                                                           Corporate Existence, Etc.  The Parent shall, and shall cause each Restricted Subsidiary to:  (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.2 or 9.7; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a

Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 8.6                                                           Books and Records.  The Parent shall, and shall cause each Restricted Subsidiary to (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Restricted Subsidiary, as the case may be.

Section 8.7                                                           Inspection Rights.  The Parent shall, and shall cause each Restricted Subsidiary to, permit representatives and independent contractors of the Collateral Agent and the Holders to visit and inspect the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent.

Section 8.8                                                           Notices.  The Parent shall promptly notify the Holders:

(a)                                 upon any Responsible Officer becoming aware thereof, of the occurrence of any Default;

(b)                                 upon any Responsible Officer becoming aware thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, which may include:  (i) breach or non-performance of, or any default under, a Contractual Obligation of the Parent or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Restricted Subsidiary, including pursuant to any Environmental Laws;

(c)                                  upon any Responsible Officer becoming aware thereof, of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by the Parent or any Restricted Subsidiary; and

(e)                                  of the occurrence of any Disposition of property or assets or any Extraordinary Loss for which the Parent is required to comply with Section 7.7.

Each notice pursuant to this Section 8.8 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto.  Each notice pursuant to

Section 8.8(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

Section 8.9                                                           Use of Proceeds.  The Company shall use the proceeds of the issue and sale of the Notes to (a) redeem all of the Existing Senior Secured Notes and (b) to the extent any excess proceeds remain, fund fees and expenses payable or incurred in connection with this Agreement and the sale of the Notes.

Section 8.10                                                    Environmental Covenant.  The Parent shall, and shall cause each Restricted Subsidiary to:

(a)                                 use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required pursuant to Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all Environmental Laws;

(b)                                 promptly notify the Holders and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, Environmental Laws, and shall promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Holders any actions and proceedings relating to violations of compliance with Environmental Laws; and

(c)                                  provide such information and certifications which the Holders may reasonably request from time to time to evidence compliance with this Section 8.10.

Section 8.11                                                    Accuracy of Information.  The Parent shall cause all factual information furnished after the date of execution and delivery of this Agreement by or on behalf of any Note Party in writing to any Holder or the Collateral Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby to be true and accurate in all material respects on the date as of which such information is dated or certified, and such information, taken as a whole, shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 8.12                                                    Additional Note Guarantors and Collateral.  (a) Promptly (and in any event within forty-five (45) days or such longer period agreed to by the Collateral Agent) upon any Person becoming a Restricted Subsidiary (other than any Excluded Subsidiary), including any Subsidiary becoming a Restricted Subsidiary or ceasing to be an Excluded Subsidiary, the Parent shall cause such Subsidiary to (x) become a Note Guarantor by executing and delivering to the Collateral Agent for the benefit of the Secured Parties all documents reasonably requested by the Required Holders, which may include (i) an amendment to the Note Guaranty or joinder in the form attached thereto, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, (ii) an amendment to the Note Security Agreement or joinder in the form attached thereto, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, together with the documentation required by clauses (i) through (v) of Section 4.4(g) a Perfection Certificate and the documentation required by Section 4.4(e), (f)

and (g) hereof in respect of such Subsidiary and (y) take all actions necessary or advisable in the opinion of the Required Holders to cause the Lien created by the Note Security Agreement to be duly perfected to the extent required thereby in accordance with applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Required Holders.

(b)                                 Upon written notice from the Parent to the Collateral Agent, the Parent may cause any other Subsidiary to become a Note Guarantor by executing and delivering documentation described in the preceding paragraph.

(c)                                  Upon the acquisition by the Parent or any Restricted Subsidiary of any fee interest in real property with a purchase price in excess of $10,000,000, the Parent shall deliver or cause such Restricted Subsidiary to deliver within ninety (90) days (or such longer period agreed to by the Collateral Agent), a Deed of Trust with respect thereto, in a form reasonably satisfactory to the Collateral Agent and duly executed by the owner of such Pledged Property, together with the following:

(i)                                     evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of each of the Deeds of Trust as may be necessary or, in the reasonable opinion of the Required Holders, desirable effectively to record the Deeds of Trust as valid, perfected Liens against the Pledged Properties, which Liens are subject to no outstanding monetary Liens recorded against such Note Guarantor’s interest in the Pledged Properties, other than Permitted Liens;

(ii)                                  title policies in favor of the Collateral Agent on behalf of the Secured Parties providing title insurance in an amount of not less than the Fair Market Value of the Pledged Property covered thereby and otherwise in form and substance, including endorsements, reasonably satisfactory to the Required Holders and issued by the Title Company, with respect to the Deeds of Trust;

(iii)                               if reasonably requested by the Collateral Agent, at the direction of the Required Holders, an American Land Title Association survey of each of the Pledged Properties prepared (and so certified) in compliance with the provisions of the applicable state survey standards by a registered land surveyor of the state in which each such Pledged Property is located, and certified to the Collateral Agent and the Title Company and otherwise in form and substance reasonably satisfactory to the Required Holders;

(iv)                              with respect to each Pledged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v)                                 evidence reasonably acceptable to the Required Holders of payment by Parent of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Deeds of Trust and issuance of the Title Policies contemplated above;

(vi)                              favorable written opinions, addressed to the Collateral Agent and the Secured Parties, of local counsel to the Note Parties in each jurisdiction (i) where a Pledged Property is located and (ii) where the applicable Note Party granting the Deed of Trust on said Pledged Property is organized, regarding the due execution and delivery and enforceability of each such Deed of Trust, the corporate formation, existence and good standing of the applicable Note Party, and such other matters as may be reasonably requested by the Collateral Agent at the direction of the Required Holders;

(vii)                           a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Pledged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent); and

(viii)                        evidence reasonably acceptable to the Required Holders of payment by the Parent of all title and lien searches and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Deeds of Trust.

(d)                                 Upon the request of the Collateral Agent but not more than once every 24 months with respect to any Pledged Property, an appraisal of any of the Pledged Properties complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(e)                                  The Parent shall, and shall cause each Restricted Subsidiary to, undertake all actions which are necessary or appropriate in the reasonable judgment of the Required Holders required by applicable law (including the Gaming Laws) to (a) maintain the Collateral Agent’s security interests under the Note Documents in the Collateral in full force and effect at all times as a perfected first priority Lien and (b) preserve and protect the Collateral and protect and enforce the Note Parties’ rights and title and the respective rights of the Collateral Agent to the Collateral.

Section 8.13                                                    Post-Closing Covenants.  The Parent agrees to perform, or cause to be performed, the actions described on Schedule 8.13 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Purchasers in their sole discretion.

Section 8.14                                                    Further Assurances.  The Parent shall, and shall cause each Note Party to, promptly upon request by the Collateral Agent, or any Holder through the Collateral Agent, (a) correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent, or any Holder through the Collateral Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Note Documents, (ii) to the fullest extent permitted by applicable law, subject any Note Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Document or under any other instrument executed in connection with any Note Document to which any Note Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 8.15                                                    Anti-Corruption Laws.  The Parent and its Subsidiaries and the Note Parties shall conduct their businesses in compliance in all material respects with applicable anti-corruption laws and maintain in effect and enforce policies and procedures designed to promote and ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with such laws.

Section 8.16                                                    Anti-Terrorism Laws.  The Parent and its Subsidiaries and the Note Parties shall conduct their businesses in compliance with applicable Anti-Terrorism Laws and Sanctions and maintain in effect and enforce policies and procedures designed to promote and ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions.

Section 8.17                                                    ERISA Reports.  The Parent shall furnish to each Holder as soon as practicable after request by any Holder, (x) copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent, its Subsidiaries or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan as any Holder shall reasonably request and (y) with respect to any Multiemployer Plan, (i) any documents described in Section 101(k) of ERISA that the Parent, any of its Subsidiaries or any ERISA Affiliate may request and (ii) any notices described in Section 101(1) of ERISA that the Parent, its Subsidiaries or any ERISA Affiliate may request; provided that if the Company, its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Parent, Subsidiary or ERISA Affiliate shall make a request for such documents or notices from such administrator or sponsor as soon as reasonably practicable after request by any Holder for such documents and notices and shall provide copies of such documents and notices as soon as reasonably practicable after receipt thereof.

Section 8.18                                                    Holder Calls.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent or 90 days after the end of the fiscal year of the Parent, the Parent shall at the request of any Holder and upon reasonable prior notice, hold a conference call (at a location and time selected by the Holders and the Parent) with all Holders who choose to attend such conference call, at which conference call shall be reviewed the financial results of the previous fiscal quarter or fiscal year, as applicable, and the financial condition of the Parent and its Subsidiaries.  The foregoing requirements of this Section 8.18 shall not apply for any period in which the Parent holds publicly announced conference calls for investors and analysts.

Section 8.19                                                    Financial StatementsThe Parent shall deliver to the Holders, in form and detail satisfactory to the Holders:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Holders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 8.20(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

Section 8.20                                                    Certificates; Other InformationThe Parent shall deliver to the Holders, in form and detail satisfactory to the Required Holders:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 8.19(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Article IX hereof or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 within five (5) Business Days after the delivery of the financial statements referred to in Sections 8.19 (a) and (b) and in any event within the time period specified therein (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2014), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(c)                                  promptly after any request by a Holder, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Restricted Subsidiary, or any audit of any of them;

(d)                                 promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Holders pursuant hereto; and

(e)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Restricted Subsidiary, or compliance with the terms of the Note Documents, as any Holder may from time to time reasonably request.

Documents required to be delivered pursuant to Section 8.19(a) or (b) or Section 8.20(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company or Parent posts such documents, or provides a link thereto on the Company’s or Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s or Parent’s behalf on an Internet or intranet website, if any, to which each Holder has access (whether a commercial, third-party website or whether sponsored by the Holders); provided that:  (x) the Company or Parent shall deliver paper copies of such documents to the Holders upon request of any Holder until a written request to cease delivering paper copies is given by such Holder and (y) the Company or Parent shall upon request of any Holder provide to the Holders by electronic mail electronic versions (i.e., soft copies) of such documents and such Holder shall post such documents and notify (which may be by facsimile or electronic mail) each Holder of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the Company or Parent shall upon request of the Holders be required to provide paper copies of the Compliance Certificates required by Section 8.20(b) to the Holders.

ARTICLE IX

NEGATIVE COVENANTS.

For so long as any Notes remain outstanding or any other Obligations are owed by any of the Note Parties under any of the Note Documents (other than contingent indemnification obligations which are not then due and payable) or any Note shall remain outstanding, the Parent covenants as follows:

Section 9.1                                                           Transactions with Affiliates.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than (a) transactions set forth on Schedule 9.1 and (b) on fair and reasonable terms substantially as favorable to the Parent or such Restricted Subsidiary as would be obtainable by the Parent or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Parent and any of its wholly-owned Restricted Subsidiaries or between and among any wholly-owned Restricted Subsidiaries.

Section 9.2                                                           Fundamental Changes.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Restricted Subsidiary may merge with (i) the Parent, provided that the Parent shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Note Guarantor is merging with another Restricted Subsidiary that is not a Note Guarantor, the Note Guarantor shall be the continuing or surviving Person or such surviving Person shall execute and deliver a Note Guaranty;

(b)                                 any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Note Guarantor, then the transferee must either be the Parent or a Note Guarantor;

(c)                                  the Company or any Restricted Subsidiary may make a Disposition to the extent permitted by Section 9.7; and

(d)                                 the Company or any Restricted Subsidiary may purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof) so long as both before and after giving pro forma effect to any such purchase or acquisition (i) no Default shall then exist, (ii) the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any such acquisition and the incurrence of any Indebtedness is equal to or less than 4.00:1.00, and (iii) the aggregate price of all such purchases and acquisitions of Non-Note Parties does not exceed $50,000,000.

Section 9.3                                                           Change in Nature of Business.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, engage in any material line of business other than a Related Business.

Section 9.4                                                           Liens.  The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (such Liens, collectively, “Permitted Liens”):

(a)                                 Liens pursuant to any Note Document;

(b)                                 Liens existing on the Closing Date and listed on Schedule 9.4 and any Liens securing Indebtedness described in Section 9.6(c) or renewals or extensions thereof, provided that with respect to renewals or extensions, the property covered thereby is not increased and any renewal, extension or replacement of the obligations secured or benefited thereby is permitted by Section 9.6(c);

(c)                                  Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, Liens for labor done and materials and services supplied and furnished or other like Liens and statutory Liens (i) which are not filed or recorded for a period of more than 60 days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person or (iii) which have been bonded in a manner satisfactory to the Required Holders;

(e)                                  pledges or deposits made or Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation (other than ERISA Liens);

(f)                                   deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, including during the course of any development;

(g)                                  easements, rights-of-way, reservations, covenants, conditions, restrictions, defects and irregularities in title to any real property and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to (i) the use of any real property, or (ii) any right, power, franchise, grant, license, or permit, including present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(i)                                     rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(j)                                    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(k)                                 Liens securing writs of attachment or similar instruments or judgments for the payment of money not constituting an Event of Default under Article X(h) or securing appeal or other surety bonds related to such judgments;

(l)                                     Liens securing Indebtedness permitted under Section 9.6(i); provided that such Liens do not at any time encumber any property other than the property of such Restricted Subsidiary and its Subsidiaries;

(m)                             Liens on cash securing only Defeased Indebtedness;

(n)                                 precautionary Uniform Commercial Code financing statement filings made in connection with operating leases;

(o)                                 Liens securing Indebtedness permitted under Section 9.6(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property which is the subject of such financing;

(p)                                 Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

(r)                                    Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements under Gaming Laws of that Person or its Subsidiaries;

(s)                                   Liens on the Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; and

(t)                                    Liens securing Indebtedness permitted by Section 9.6(f); provided that (i) if such Indebtedness is secured on a pari passu basis with the Notes a representative of the holder of such Indebtedness shall become party to the Intercreditor Agreement or (ii) if such Indebtedness is secured on a junior basis to the Notes a representative of the holder of such Indebtedness shall become party to an intercreditor agreement in a form reasonably acceptable to the Required Holders.

Section 9.5                                                           Investments.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Investments, except (such Investments, collectively, “Permitted Investments”):

(a)                                 Investments held by the Parent or such Restricted Subsidiary in the form of Cash Equivalents;

(b)                                 advances to officers, directors and employees of the Company and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes consistent with past practice;

(c)                                  Investments (i) by a Note Party in a Note Party, (ii) by a Non-Note Party in a Non-Note Party that is a Restricted Subsidiary, (iii) by a Non-Note Party in a Note Party, and (iv) by a Note Party in a Non-Note Party that is a Restricted Subsidiary; provided that (i) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by the promissory note that has been pledged to the Collateral Agent for the benefit of the Secured Parties in accordance with the requirements of the Note Security Agreement, and (ii) the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding $5,000,000;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  capital expenditures;

(f)                                   Investments received in connection with a Disposition permitted pursuant to Section 9.7(i);

(g)                                  Investments identified on Schedule 9.5;

(h)                                 Investments in connection with an acquisition permitted under Section 9.2(d);

(i)                                     intercompany Indebtedness incurred in compliance with Section 9.6(b); and

(j)                                    other Investments made after the Closing in an aggregate amount not to exceed $20,000,000 plus so long as immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing, the Available Amount.

For purposes of computing the aggregate amount of Investments made after the Closing Date pursuant to clause (j) above, the amount of such Investments shall be reduced by any net reduction in Investments resulting from payments of dividends, repayments of the Note or advances or other transfers of assets to the Parent or any of its Restricted Subsidiaries or the satisfaction or reduction of obligations of other Persons which have been Guaranteed by the Parent or any of its Restricted Subsidiaries.

Section 9.6                                                           Indebtedness.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, other than:

(a)                                 Indebtedness under the Note Documents;

(b)                                 unsecured intercompany Indebtedness; provided that if such Indebtedness is owed by the Parent or any of its Subsidiaries to a Person that is not a Note Party, such Indebtedness must be Subordinated Indebtedness and shall be permitted by Section 9.5(c);

(c)                                  Indebtedness outstanding on the Closing Date and listed on Schedule 9.6 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension or, with respect to such replacement Indebtedness, is not increased above the amount outstanding on the Closing Date, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d)                                 obligations under Swap Contracts entered into by the Company for bona fide hedging activities and not for speculative purposes;

(e)                                  Indebtedness in respect of capital leases and Synthetic Lease Obligations within the limitations set forth in Section 9.4(o); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;

(f)                                   Indebtedness of the Company or any Note Guarantor under any Credit Facility in an aggregate principal amount outstanding at any time not to exceed the sum of (i) $650,000,000 plus (ii) an additional amount if, after giving pro forma effect to the incurrence of such additional amount, the Consolidated Secured Leverage Ratio calculated on a pro forma basis is equal to or less than 3.50:1.00 (assuming all such additional amounts were secured, whether or not so secured, and including for this purpose the full amount of draw with respect to any revolving credit facility (whether or not borrowed));

(g)                                  the Permitted Unsecured Indebtedness;

(h)                                 Subordinated Indebtedness or unsecured senior Indebtedness of the Parent or any Restricted Subsidiary; provided that after giving pro forma effect to the incurrence of such Indebtedness, the Interest Coverage Ratio, calculated on a Pro Forma Basis, as of the most recently ended fiscal quarter would not be less than 2.00:1.00; provided, further, that (i) such Indebtedness shall have a maturity date at least six months after the scheduled maturity date of the Notes, (ii) such Indebtedness shall have a weighted average life to maturity longer than the weighted average life to maturity of the Obligations of the Note Parties in respect of the Notes, (iii) such Indebtedness shall have covenants no more restrictive than those in this Agreement as in effect at the time of the issuance or incurrence thereof and (iv) the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are Non-Note Parties, when aggregated with the amount of Indebtedness assumed by Restricted Subsidiaries that are Non-Note Parties pursuant to clause (i) below, does not exceed $25,000,000;

(i)                                     Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Investment, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and was not incurred in contemplation of such Person becoming a Restricted Subsidiary, that is non-recourse to (and is not assumed by any of) the Company or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date); provided that (i) after giving pro forma effect to the incurrence of such Indebtedness, either (a) the Interest Coverage Ratio of the Parent and its Restricted Subsidiaries, calculated on a Pro Forma Basis, as of the most recently ended fiscal quarter would not be less than 2.00:1.00 or (b) the Interest Coverage Ratio of the Company and its Restricted Subsidiaries, calculated on a Pro Forma Basis, is greater than immediately prior to such incurrence and (ii) the aggregate amount of Indebtedness assumed by Restricted Subsidiaries that are Non-Note Parties, when aggregated with the amount of Indebtedness incurred by Restricted Subsidiaries that are Non-Note Parties pursuant to clause (h) above, does not exceed $25,000,000;

(j)                                    Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (j), does not at any one time outstanding exceed $50,000,000;

(k)                                 Indebtedness incurred pursuant to a Permitted Debt Offering so long as the aggregate principal amount of such Indebtedness, together with any Indebtedness outstanding pursuant to Section 9.6(f) in excess of $550,000,000, does not exceed the sum of (i) $100,000,000 plus (ii) an additional amount if, after giving pro forma effect to the incurrence of such additional amount, the Consolidated Secured Leverage Ratio calculated on a pro forma basis is equal to or less than 3.50:1.00 (assuming all such additional amounts were secured, whether or not so secured, and including for this purpose the full amount of draw with respect to any revolving credit facility (whether or not borrowed)); and

(l)                                     with respect to any of the foregoing Indebtedness, any Guarantee of such Indebtedness given by a Note Guarantor.

Section 9.7                                                           Dispositions.  The Parent will not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition unless such agreement includes an express condition precedent to closing that the Parent shall have obtained all requisite consents under this Agreement, except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by the Company or any Note Guarantor to any other Note Guarantor or to the Company;

(e)                                  [Reserved];

(f)                                   Dispositions permitted by Section 9.2;

(g)                                  Dispositions of property having a Fair Market Value of $15,000,000 or less in any single transaction or series of related transactions;

(h)                                 Dispositions by the Company, any Restricted Subsidiary or any Note Guarantor, in each case on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; and

(i)                                     Dispositions by the Company and the Note Guarantors not otherwise permitted under this Section 9.7; provided that:

(i)                                     at the time of such Disposition, no Default shall exist or would result from such Disposition;

(ii)                                  the Parent or the applicable Subsidiary receives consideration at the time of such Disposition at least equal to the Fair Market Value of the property subject to such Disposition;

(iii)                               at least 75% of such consideration consists of cash or Cash Equivalents; provided that with respect to this clause (iii):

(A)                               the assumption of Indebtedness of Parent or a Restricted Subsidiary which is not subordinated to the Obligations shall be deemed to be Cash Equivalents if Parent, such Restricted Subsidiary and all other Restricted Subsidiaries, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Disposition;

(B)                               any securities or notes received by Parent or such Restricted Subsidiary, as the case may be, from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash

Equivalents within 30 days of the date of such Disposition shall be deemed to be Cash Equivalents;

(C)                               any Designated Non-Cash Consideration received in respect of such Disposition shall have an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $20,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration measured at the time received and without giving effect to subsequent changes in value; and

(D)                               the Net Cash Proceeds of such Disposition are applied in accordance with Section 7.7.

Section 9.8                                                           Restricted Payments.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 each Restricted Subsidiary may make Restricted Payments to Parent and to wholly-owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Parent and any Restricted Subsidiary and to each other owner of capital stock or other Equity Interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                 Parent and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)                                  Parent and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d)                                 a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent held by any future, present or former employee, director or consultant of the Parent, any of its Subsidiaries either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment, directorship or consultancy; provided, however, that the aggregate Restricted Payments made under this clause (d) do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year);

(e)                                  Parent may declare or pay cash dividends to its stockholders, purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, and the Parent and its Restricted Subsidiaries may make other Restricted Payments, in each case so long as:

(i)                                     no Default or Event of Default shall be continuing or would be caused thereby,

(ii)                                  after giving pro forma effect to the making of such Restricted Payment, the Consolidated Secured Leverage Ratio calculated on a Pro Forma Basis as of the most recently ended fiscal quarter would not exceed 3.25 to 1.00,

(iii)                               after giving pro forma effect thereto, the Company would be in compliance with Section 9.11, calculated on a Pro Forma Basis, and

(iv)                              the aggregate amount of all such Restricted Payments pursuant to this clause (e) does not exceed the sum of (i) $20,000,000 and (ii) the Available Amount.

(f)                                   Parent may pay cash dividends to its stockholders within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with this Section 9.8;

(g)                                  Parent may redeem or repurchase any Equity Interest or Indebtedness of the Parent or any of its Subsidiaries (other than any Equity Interests or Indebtedness which is held or beneficially owned by Parent or any Affiliate of Parent);

(h)                                 if the holder or beneficial owner of such Equity Interests or Indebtedness is required to qualify under the Gaming Laws and does not so qualify; or

(i)                                     if necessary in the reasonable, good faith judgment of the board of directors of Parent, as evidenced by a board resolution, to prevent the loss or secure the reinstatement of any Gaming License which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole, or would restrict the ability of Parent or any of its Subsidiaries to conduct business in any gaming jurisdiction;

(j)                                    Parent may make cash payments in lieu of fractional shares issuable as dividends on its Equity Interests; and

(k)                                 Parent and each Restricted Subsidiary may make any Restricted Payment required in connection with the Transactions and the fees and expenses related thereto.

Section 9.9                                                           Negative Pledges and Other Contractual Restrictions.  The Parent shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Note Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Company or any Note Guarantor or to otherwise transfer property to the Company or any Note Guarantor, (ii) of Parent or any Restricted Subsidiary to Guarantee the Obligations of the Note Parties under the Note Documents or (iii) of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations of the

Note Parties under the Note Documents; provided, however, that this clause (iii) shall not prohibit any Contractual Obligation in an agreement evidencing Indebtedness permitted under any of Section 9.6(c) or (e) solely to the extent any such Contractual Obligation relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations, other than any Lien that would be permitted under Section 9.4.

Section 9.10                                                    Amendment of Material Documents.  The Parent shall not, and shall not permit any Restricted Subsidiary to, amend or otherwise modify (a) any of its Organization Documents, (b) any term or condition of any Indebtedness required to be subordinated in right of payment to the Obligations or (c) any term or condition of any Contractual Obligation, in each case, in a manner that would be materially adverse to the Holders or that would reasonably be expected to cause a Material Adverse Effect.

Section 9.11                                                    Financial Covenant.  After the Closing Date and beginning with the first fiscal quarter ending after the Closing Date, the Parent shall not permit the Consolidated Secured Leverage Ratio on the last day of any Test Period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Secured Leverage Ratio
June 30, 2015	5.25 to 1.0
September 30, 2015	5.00 to 1.0
December 31, 2015	4.75 to 1.0
March 31, 2016	4.75 to 1.0
June 30, 2016	4.50 to 1.0
September 30, 2016	4.50 to 1.0
December 31, 2016	4.25 to 1.0
March 31, 2017	4.25 to 1.0
June 30, 2017	4.25 to 1.0
September 30, 2017	4.25 to 1.0
December 31, 2017	4.00 to 1.0
March 31, 2018	4.00 to 1.0
June 30, 2018	4.00 to 1.0
September 30, 2018	4.00 to 1.0
December 31, 2018	3.75 to 1.0
March 31, 2019	3.75 to 1.0
June 30, 2019	3.75 to 1.0
September 30, 2019	3.75 to 1.0
December 31, 2019 and each fiscal quarter thereafter	3.50 to 1.0

Section 9.12                                                    Accounting Changes.  The Parent shall not, and shall not permit any Restricted Subsidiary to, make any change in (a) accounting policies or reporting practices, except as required by GAAP or to conform to the accounting policies or reporting practices of Parent, or (b) fiscal year.

ARTICLE X

EVENTS OF DEFAULT.

Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)                                 Non-Payment.  The Parent or any other Note Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Note, (ii) within five Business Days after the same becomes due, any interest on any Note, or any fee due hereunder, or (iii) within five Business Days after demand therefor in accordance with the terms hereof, any other amount payable hereunder or under any other Note Document; or

(b)                                 Specific Covenants.  (i) The Parent fails to perform or observe any term, covenant or agreement contained in Sections 8.5(a), 8.8(a) (solely with respect to the Company) or 8.13 or Article IX of this Agreement or (ii) the Note Parties shall have failed to create and perfect (including obtaining any necessary authorization or approval from any Gaming Authority) a first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties in the Nevada Gaming Pledged Equity on or prior to September 1, 2015; provided that no Event of Default shall occur under this clause (ii) to the extent that such creation and perfection has not occurred solely as a result of a delay by any Gaming Authority in issuing any necessary authorization or approval so long as the Note Parties are pursuing the receipt of such authorization or approval and the Note Parties are timely providing all required and requested information to such Gaming Authorities; provided further that notwithstanding the foregoing an Event of Default shall occur pursuant to this clause (ii) if at any time the Gaming Authorities issue a final nonappealable denial of any such authorization or approval.

(c)                                  Other Defaults.  Any Note Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for 30 days after notice shall have been given to the Parent by any Holder or the Collateral Agent; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or any other Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) The Parent or any Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and

Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in an amount equal to or greater than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or any Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) any counterparty under Swap Contract terminates such Swap Contract as a result of an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Restricted Subsidiary as a result thereof is equal to or greater than the Threshold Amount and the Company or such Restricted Subsidiary, as the case may be, has not paid such Swap Termination Value within 30 days of the due date thereof, unless such termination or such Swap Termination Value is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been provided or (iii) (A) a “Client Event of Default” (as defined in the Vault Cash Agreement) or a similar event of default, as may be defined under any successor Vault Cash Agreement (beyond any applicable grace period), shall occur and be continuing under the Vault Cash Agreement or (B) Parent or any of its Restricted Subsidiaries fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under the Vault Cash Agreement, in each case, if the effect of such failure, event or condition is to cause, or to permit a Vault Cash Provider or any of its agents, to terminate the Vault Cash Agreement or to retrieve all or substantially all Vault Cash from the ATMs or (C) the Vault Cash Agreement shall be amended, modified, supplemented or replaced, or shall fail to be replaced upon the termination thereof or shall be replaced on substantially modified terms from the then existing Vault Cash Agreement, in each case pursuant to this clause (iii), if the effect thereof could be reasonably likely to have a Material Adverse Effect; or

(f)                                   Insolvency Proceedings, Etc.  The Company, any Note Guarantor or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) The Parent or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 90 calendar days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Company, any Note Guarantor or any Significant Subsidiary a final judgment or order for the payment of money in an aggregate amount equal to or greater than the Threshold Amount (to the extent not covered by independent third-party insurance of a solvent insurer and as to which the insurer does not dispute coverage) and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Parent to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA that could reasonably be expected to result in liability of Parent in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Note Documents.  Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations of the Note Parties under the Note Documents, ceases to be in full force and effect; or any Lien purported to be created by any Collateral Document in favor of the Collateral Agent on a material portion of the Collateral for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations of the Note Parties under the Note Documents, ceases to be in full force and effect or ceases to give the Collateral Agent, for the benefit of the Secured Parties, the Liens purported to be created and granted under such Collateral Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Collateral Document)) in favor of the Collateral Agent,; or any Note Party or any other Person contests in any manner the validity or enforceability of any Note Document; or any Note Party denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate or rescind any Note Document.

ARTICLE XI

REMEDIES ON DEFAULT, ETC.

Section 11.1                                                    Remedies Upon Event of Default.  Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs and is continuing, the Collateral Agent shall, at the request of the Required Holders, take any or all of the following actions:

(a)                                 declare the unpaid principal amount of all outstanding Notes, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(b)                                 exercise on behalf of itself and the Holders all rights and remedies available to it and the Holders under the Note Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the unpaid principal amount of all outstanding Notes and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Collateral Agent or any Holder.  Without limiting the generality of the other provisions of this Agreement, but subject in all respects to the other provisions of this Article XI, the appointment of the Collateral Agent to exercise rights and remedies on behalf of the Holders, including upon and at the direction of the Required Holders, shall be applicable, whether inside or outside of any Insolvency or Liquidation Proceeding (including any Bankruptcy Case).  Without limiting the generality of the foregoing, but subject in all respect to the other provisions of this Article XI, the Collateral Agent shall have the authority to act, and at the direction of the Required Holders, shall act on the behalf of the Required Holders in any case (a “Bankruptcy Case”) under the Bankruptcy Code, including with respect to any proposed post-petition financing (including with respect to the consensual subordination of any Lien on any property granted to or held by the Collateral Agent under any Note Document in connection with any such financing), any request for adequate protection, or any post-petition sales of assets outside of the ordinary course of business.

Upon any Notes becoming due and payable under this Section 11.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes plus (x) all accrued and unpaid interest thereon (including, but not limited to any default interest applicable under the applicable Note) and (y) the Applicable Premium determined in respect of such principal amount (to the fullest extent permitted by applicable Law) shall all be immediately due and payable, in each and every case without presentment, demand, protect or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from repayment by the Company (except as specifically provided for herein) and that the provision for payment of the Applicable Premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

Section 11.2                                                    Application of Funds.  Subject to the terms of the Intercreditor Agreement, after the exercise of remedies provided for in Section 11.1 (or with respect to any payment or distribution received after any Notes have become immediately due and payable as set forth in Section 11.1), any amounts received on account of the Obligations of the Note Parties under the Note Documents shall be applied by the Collateral Agent in the following order:

First, to payment of that portion of the Obligations of the Note Parties under the Note Documents constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations of the Note Parties under the Note Documents constituting fees, indemnities and other amounts (other than principal, interest or Applicable Premiums) payable to the Holders (including Attorney Costs to the respective Holders), in each case arising under the Note Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations of the Note Parties under the Note Documents constituting accrued and unpaid interest on the Notes, Applicable Premiums and other Obligations of the Note Parties under the Note Documents (other than principal), ratably among the Holders;

Fourth, to the payment of the portion of the Obligations of the Note Parties under the Note Documents constituting unpaid principal of the Notes then owing under the Note Documents, ratably among the Holders; and

Last, the balance, if any, after all of the Obligations of the Note Parties under the Note Documents have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Section 11.3                                                    Reinstatement.  In the event that any of the Obligations of the Note Parties under the Note Documents shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United States Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article XI shall be fully applicable thereto until all such Obligations shall again have been paid in full in cash.

ARTICLE XII

REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 12.1                                                    Registration of Notes.  The Company shall keep at its principal executive office a register for the registration of transfers of Notes and the principal and stated interest due thereon.  The name and address of each Holder, each transfer of the Notes and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any Holder that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders.

Section 12.2                                                    Transfer and Exchange of Notes.  Upon surrender of any Note or Notes to the Company at the address and to the attention of the designated officer (all as specified in Article XVII(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit A.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Subject to the making of PIK Payments, Notes shall not be transferred or exchanged in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  PIK Payments on the Notes will be made in denominations of $1.00 and any integral multiple of $1.00 in excess thereof.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  For the avoidance of doubt, any Holder shall have the right from time to time, pursuant to the terms of this Section 12.2 to exchange one or more Notes (including any Notes representing PIK Payments) for one or more Notes in a denomination of no less than $100,000 for the purposes of combining such Notes into a Note representing the aggregate principal amount of such Notes (including any Notes representing PIK Payments).

Section 12.3                                                    Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Article XVII(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                 in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $500,000,000 or a

Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ARTICLE XIII

PAYMENTS ON NOTES.

Section 13.1                                                    Place of Payment.  Subject to Section 13.2, payments of principal, Applicable Premium, if any, and interest becoming due and payable on the Notes shall be made in Las Vegas, Nevada at the principal office of the Company in such jurisdiction.  The Company may at any time, by notice to each Holder, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 13.2                                                    Home Office Payment.  So long as any Purchaser or its nominee shall be the Holder of a Note, and notwithstanding anything contained in Section 13.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Applicable Premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule I, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 13.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 12.2.  The Company will afford the benefits of this Section 13.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 13.2.

Section 13.3                                                    Taxes.  (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of any Note Party under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Holders) require the deduction or withholding of any Tax from any such payment by a Note Party, then such Note Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

If any Note Party shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) such Note Party shall withhold or make such deductions as are determined by the Holders to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Note Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Note Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 13.3) the applicable Holder receives an amount equal to the sum it would have received had no such withholding or deduction been made.

If any Note Party shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Note Party, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Note Party, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Note Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 13.3) the applicable Holder receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Company.  Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Holder, timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  The Company shall, and does hereby, indemnify each Holder, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13.3) payable or paid by such Holder or required to be withheld or deducted from a payment to such Holder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by any Holder shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  After any payment of Taxes by the Company to a Governmental Authority as provided in this Section 13.3, the Company shall deliver to the relevant Holder, the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the relevant Holder.

(e)                                  Status of Holders; Tax Documentation.  Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.3(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(i)                                     any Holder that is a U.S. Person shall deliver to the Company on or prior to the date on which such holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed originals of IRS Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(ii)                                  any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), whichever of the following is applicable:

(A)                               in the case of a Foreign Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                               executed originals of IRS Form W-8ECI;

(C)                               in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(D)                               to the extent a Foreign Holder is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Holder is a partnership and one or more direct or indirect partners of such Holder are claiming the portfolio interest exemption, such holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii)                               if a payment made to any Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered pursuant to this Section 13.3 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 13.3, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 13.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Holder, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Holder, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Holder in the event the Holder is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Holder be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Holder in a less favorable net after-Tax position than such Holder would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 13.3 shall survive any assignment of rights by, or the replacement of, any Holder and the repayment, satisfaction or discharge of all other Obligations under the Note Documents.

Section 13.4                                                    PIK Payments.  (a)  So long as no Nevada Pledged Equity Delay Event has occurred, in connection with the payment of PIK Interest in respect of the Notes, the Company may, upon compliance with the conditions set forth in the Notes, without the consent of any of the Holders, elect to issue additional certificated Notes (“PIK Notes”) under this Agreement on the same terms and conditions as the Notes issued on the Closing (in each case, a “PIK Payment”).  In the event that the Company shall be entitled to pay PIK Interest in respect of the Notes, then the Company shall deliver a written notice to each of the Holders not less than thirty (30) days prior to the Interest Payment Date on which intends to pay such PIK Interest, which notice shall state the total amount of interest to be paid on the applicable Interest Payment Date and the amount of such interest to be paid as PIK Interest.  If no such notice is delivered by the Company prior to such date, the Company shall be deemed to have elected to make such payment in cash.

(b)                                 At the Company’s option, any PIK Interest on the Notes may be payable by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest payable on the applicable Interest Payment Date.  Any PIK Note issued will be dated the applicable Interest Payment Date and will bear interest from and after such date.

ARTICLE XIV

EXPENSES, ETC.

Section 14.1                                                    Transaction Expenses.  (a)  Costs and Expenses.  The Company and the Purchasers shall bear their own expenses in connection with the development, preparation, negotiation and execution of this Agreement and the other Note Documents provided that the Company shall be responsible for all costs and expenses of the Collateral Agent incurred in connection therewith.  The Company agrees (i) to pay or reimburse the Holders and the Collateral Agent for all reasonable costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (ii) to pay or reimburse the Purchasers and the Collateral Agent for all reasonable, documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Note Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations of the Note Parties under the Note Documents and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and (iii) after the occurrence and during the continuance of an Event of Default, to pay or reimburse each Holder for all reasonable out-of-pocket costs and expenses incurred in connection with any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Purchasers and the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Holders and the Collateral Agent.  All amounts due under this Section 14.1 shall be payable within ten Business Days after demand therefor.  The agreements in this Section 14.1 shall survive the repayment of all Obligations of the Note Parties under the Note Documents.

(b)                                 Indemnification by the Company.  The Company shall indemnify the Collateral Agent and each Holder, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Note Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Note Party or any of the Company’s or such Note Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  In connection with any claim for indemnification pursuant to this Agreement by more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees; provided that if such legal counsel or any Indemnitee determines in good faith that representing all such Indemnitees is reasonably likely to result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation.  The obligations of the Company under this Section 14.1(b) shall survive the satisfaction and discharge or termination for any reason of this Agreement or the resignation or removal of the Collateral Agent.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Note Party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof irrespective of whether such Indemnitee has been advised of the likelihood of such loss or damage and regardless of the form of action.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)                                 Payments.  All amounts due under this Section 14.1 shall be payable not later than ten (10) Business Days after demand therefor.

(e)                                  Survival.  The agreements in this Section 14.1 shall survive the resignation of the Collateral Agent, the replacement of any Holder and the repayment, satisfaction or discharge of all the other Obligations under the Note Documents.

ARTICLE XV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Holder or any other Holder.  All statements contained in any certificate or other instrument delivered by or on behalf of the Parent or the Company pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of the Parent or the Company, as applicable, under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between each Holder and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

ARTICLE XVI

AMENDMENT AND WAIVER.

Section 16.1                                                    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Company or any other Note Party therefrom, shall be effective unless in writing signed by each of the Required Holders and the Company or the applicable Note Party, as the case may be, and acknowledged by the Collateral Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 increase the purchase obligation of any Purchaser without the written consent of such Purchaser;

(b)                                 postpone any date fixed by this Agreement, any Note or any other Note Document for any payment of principal, interest, fees or other amounts (including Applicable Premium) due to any Holder without the written consent of such Holder;

(c)                                  reduce or forgive the principal of, or the rate of interest specified in any Note or here to be applicable in respect of any Note, any fees or other amounts payable (including any Applicable Premium) hereunder or under any other Note Document without the written consent of each Holder directly affected thereby;

(d)                                 change (A) Section 11.2 without the written consent of each Holder or (B) any other provision of Article XI (other than Section 11.1) in any manner that materially and adversely affects a Holder;

(e)                                  change (i) any provision of this Article XVI or the definitions of “Required Holders,” or any other provision hereof or in any other Note Document specifying the number or percentage of Holder required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Holder;

(f)                                   amend any provision of the Intercreditor Agreement or any Collateral Document in a manner that materially and adversely affects the Holders without the consent of each Holder;

(g)                                  release all or substantially all of the Note Guarantors from the Note Guaranty without the written consent of each Holder;

(h)                                 release all or substantially all of the Collateral without the written consent of each Holder; or

(i)                                     amend, waive or modify any provision of Articles I, II, III or IV without the written consent of each Purchaser;

provided further that, no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent affect the rights or duties of the Collateral Agent under this Agreement or any other Note Document.

Without the consent of any other Person, the applicable Note Party or Parties and the Collateral Agent may (or shall, to the extent required by any Note Document) enter into any amendment or waiver of any Note Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Section 16.2                                                    Solicitation of Holders of Notes.

(a)                                 Solicitation.  The Company will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Note Document.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Article XVI to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(b)                                 Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder who consents to such waiver or amendment.

Section 16.3                                                    Binding Effect, etc.  Any amendment or waiver consented to as provided in this Article XVI applies equally to all Holders and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder or the Collateral Agent.

ARTICLE XVII

NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile, or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule I, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)                                  if to any other Holder, to such Holder at such address as such other Holder shall have specified to the Company in writing, or

(iii)                               if to the Company, to the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the Holder in writing.

Notices under this Article XVII will be deemed given only when actually received.

ARTICLE XVIII

REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Article XVII shall not prohibit the Company, the Parent, the Collateral Agent or any other Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

ARTICLE XIX

CONFIDENTIAL INFORMATION.

For the purposes of this Article XIX, “Confidential Information” means all information delivered to any Holder by or on behalf of the Parent or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Note Document, provided that such term does not include information that (a) was publicly known or otherwise known to such Holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Holder or any Person acting on such Holder’s behalf, (c) otherwise becomes known to such Holder other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Holder under Section 8.19 that are otherwise publicly available.  Each Holder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Holder in good faith to protect confidential information of third parties delivered to such Holder, provided that such Holder may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Article XIX, (iii) any other Holder, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XIX), (v) any Person from which it offers to purchase any security of any Note Party (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XIX), (vi) any federal or state regulatory authority having jurisdiction over such Holder, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Holder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Holder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Holder’s Notes and this Agreement and the other Note Documents.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article XIX as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Article XIX.

ARTICLE XX

SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Article VI.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Article XX), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Article XX), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder under this Agreement.

ARTICLE XXI

COLLATERAL.

Section 21.1                                                    Collateral Documents.  The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (including Applicable Premium) and interest on the Notes and payment and performance of all other Obligations of the Note Party under the Note Documents, shall be secured by a pledge of a first priority perfected security interest in the Collateral in favor of the Collateral Agent on its behalf and the Holders as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations under the Note Documents, subject to the terms of the Intercreditor Agreement. The Company hereby acknowledges and agrees that the Collateral Agent holds the Collateral in trust for the benefit of the Secured Parties and pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Agreement and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 21.1, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement, of the Notes and the other Note Documents secured hereby, according to the intent and purposes herein expressed. The Parent and the Company shall, and shall cause the Subsidiaries of the Parent to, take any and all actions and make all filings (including the filing of Uniform Commercial Code financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Note Parties under the Note Documents, a valid and enforceable perfected first priority Lien and security interest in and on all of the Collateral, for which such a security interest can be created and maintained by performing such actions or making such filings (subject to the terms of the Intercreditor Agreement and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Secured Parties subject to no Liens other than Permitted Liens.

Section 21.2                                                    Release of Collateral.  Each Holder, irrevocably authorizes the Collateral Agent,

(a)                                 to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document (i) upon repayment in full of all Obligations of the Note Parties under the Note Documents (other than contingent indemnification obligations), (ii) that constitutes Excluded Assets (as defined in the Note Security Agreement) as a result of a transaction permitted by this Agreement, (iii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Note Document, in each case to a Person that is not a Note Party, or (iv) if approved, authorized or ratified in writing by the Required Holders;

(b)                                 to subordinate any Lien on any Property granted to or held by the Collateral Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 9.4(e) to the extent the holder of such Lien requires that the Lien of the Collateral Agent on such property be so subordinated;

(c)                                  to release any Note Guarantor from its obligations under the Note Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Note Documents; and

(d)                                 to release any Note Guarantor from its obligations under the Note Guaranty as a result of a corporate restructuring of the Company and its Subsidiaries so long as after giving effect thereto each Person that is required to be a Note Guarantor pursuant to the terms hereof becomes or continues to be a Note Guarantor.

Upon request by the Collateral Agent at any time, the Holders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Note Guarantor from its obligations under the Note Guaranty pursuant to this Section 21.2.  In each case as specified in this Section 21.2, the Collateral Agent will, at the Parent’s expense and upon receipt of a certificate from a Responsible Officer of the Parent (upon which the Collateral Agent may conclusively rely), execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral

Documents or to subordinate its interest in such item, or to release such Note Guarantor from its obligations under the Note Documents, in each case in accordance with the terms of the Note Documents and this Section 21.2.  The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Holders for any failure to monitor or maintain any portion of the Collateral.

At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and any Holder has delivered notice of acceleration to the Collateral Agent pursuant to Section 11.1 of this Agreement, no release of Collateral pursuant to the provisions of this Agreement or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

Section 21.3                                                    Suits to Protect the Collateral.Subject to the Collateral Documents and the Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, may take all actions in order to:

(a)                                 enforce any of the terms of the Collateral Documents; and

(b)                                 collect and receive any and all amounts payable in respect of the Obligations of the Note Parties under the Note Documents hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Collateral Agent shall have power to institute and to maintain such suits and proceedings necessary to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Agreement, and such suits and proceedings necessary to preserve or protect its interests and the interests of the Holders in the Collateral.  Nothing in this Section 21.3 shall be considered to impose any such duty or obligation to act on the part of the Collateral Agent.

Section 21.4                                                    Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Agreement.  Subject to the provisions of the Intercreditor Agreement, the Collateral Agent is authorized to receive any funds for the benefit of the Secured Parties distributed under the Collateral Documents, and to make further distributions of such funds to the Secured Parties according to the provisions of this Agreement.

Section 21.5                                                    Purchaser Protected.  In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XXI to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Note Guarantor to make any such sale or other transfer.

Section 21.6                                                    Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XXI upon the Company or a Note Guarantor with respect to the release, sale or other disposition of such property may, with prior written notice to the Company or such Note Guarantor, be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Note Guarantor or of any Officer or Officers thereof required by the provisions of this Article XXI.

Section 21.7                                                    Collateral Agent.  (a)  Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Agreement, the Collateral Documents and the Intercreditor Agreement and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Collateral Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement, the Collateral Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.  The Collateral Agent agrees to act as such on the express conditions contained in this Section 21.7.  The provisions of this Section 21.7 are solely for the benefit of the Collateral Agent and none of the Holders nor any of the Note Parties shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 21.3.  Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Agreement, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Collateral Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with any Holder or any Note Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Collateral Agent may perform any of its duties under this Agreement, the Collateral Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel at the expense of the Note Parties concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with reasonable care.

(c)                                  None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Note Document or the transactions contemplated hereby (except for its own gross negligence, willful misconduct or bad faith) or under or in connection with any Note Document or the transactions contemplated thereby (except for its own gross negligence, willful misconduct or bad faith), or (ii) be responsible in any manner to any of any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Note Party or Affiliate of any Note Party, or any Officer or Related Person thereof, contained in this Agreement or any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document, or for any failure of any Note Party or any other party to this Agreement or any other Note Document to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Documents or to inspect the properties, books, or records of any Note Party or any Note Party’s Affiliates.

(d)                                 The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication or document believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Note Party), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.  The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the opinion of legal counsel), be contrary to applicable law or any of the Collateral Documents or any other agreement referred to herein or therein, (ii) if such action is not provided for in this Agreement or any other Note Document, (iii) if, in connection with the taking of any such action hereunder or under any of the Note Documents that would constitute an exercise of remedies hereunder or under any of the Note Documents it shall not first be indemnified to its satisfaction by the Holders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if, notwithstanding anything to the contrary contained in this Agreement or any other Note Document, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the Holders or the Note Parties funds equal to the amount payable. Whenever reference is made in this Agreement or any other Note Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement or any other Note Document if it shall not first have received from the Holders or the Note Parties funds equal to the amount payable. Whenever reference is made in this Agreement or any other Note Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or concurrence of the Holders (acting in accordance with this Agreement and other Note Documents, with such direction to be binding upon all of the Holders), as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(e)                                  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from any Holder or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by any Holder in accordance with Article XI or Required Holders (subject to this Section 21.7).

(f)                                   The Collateral Agent may resign as Collateral Agent at any time upon at least 60 day’s written notice to the Holders and the Note Parties (which may be extended up to an additional 90 days upon reasonable request by the Note Parties) and may be removed at any time with or without cause by the Required Holders, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section and receipt of any required approval of such appointment by the Gaming Authorities where applicable.  If the Collateral Agent shall provide notice of its resignation or be removed as Collateral Agent, then the Required Holders or the Company may (and if no such successor shall have been appointed within 45 days of the Collateral Agent’s date of notice of resignation or removal, the Collateral Agent or the Company may) appoint a successor Collateral Agent which successor agent shall, in the case of any appointment by the Collateral Agent, be reasonably acceptable to Required Holders, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the resigning Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent and shall execute and deliver to the successor Collateral Agent such instruments of assignment and transfer and other similar documents as such successor Collateral Agent shall deem necessary or advisable (at the joint and several expense of the Note Parties).  After any retiring Collateral Agent’s resignation or removal as Collateral Agent, the provisions of this Agreement and the other Note Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.  In the event that a successor Collateral Agent is not appointed within the time period specified in this Section following the provision of a notice of resignation or removal of the Collateral Agent, the Collateral Agent, the Company or any other Secured Party representing at least 10% of the outstanding principal amount of the Notes may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent (at the joint and several expense of the Note Parties).  Upon providing its notice of resignation as provided herein, the Collateral Agent shall have no obligation with respect to, or liability for failure to, seek or obtain gaming licenses, seek or obtain gaming regulatory approvals, or comply with any conditions imposed by a Gaming Authority.  In the event that the Collateral Agent is required to acquire title to an asset, or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Collateral Document, which in the Collateral Agent’s sole determination may cause the Collateral Agent to incur potential liability under any environmental law, the Collateral Agent reserves the right, instead of taking such action, to resign as the Collateral Agent.

(g)                                  Except as otherwise explicitly provided herein or in the Other Note Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)                                 The Collateral Agent is authorized and directed to (i) enter into the Note Documents to which it is party, whether executed on or after the Closing Date, (ii) enter into the Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Collateral Documents to which it is a party and the Intercreditor Agreement.

(i)                                     The Collateral Agent is each Holder’ agent for the purpose of perfecting the Secured Parties’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.  Should any Holder obtain possession of any such Collateral, upon request from the Company, such Holders shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(j)                                    The Collateral Agent shall have no obligation whatsoever to any of the Holders to assure that the Collateral exists or is owned by any Note Party or is cared for,

protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Note Party’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Agreement, or any Other Note Document other than pursuant to the instructions of the Required Holders or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the any Holder as to any of the foregoing.

(k)                                 If the Company or any Note Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officers’ Certificate and Opinion of Counsel so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent and its counsel), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(l)                                     If the Company or any Note Guarantor incurs any obligations secured on a junior priority basis to the Notes and delivers to the Collateral Agent an Officers’ Certificate and Opinion of Counsel so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens securing the Obligations under the Note Documents) in favor of a designated agent or representative for the holders of the Indebtedness, which is secured on a junior priority basis to the Obligations under the Note Documents, so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)                             No provision of this Agreement, or any other Note Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders if it shall not have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.  Notwithstanding anything to the contrary contained in this Agreement or any other Note Document in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire title, control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.  The Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (m) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n)                                 The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Agreement or any other Note Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o)                                 The Collateral Agent shall  not incur any liability for any delay or failure to perform any act or fulfill any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(p)                                 The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Note Party under this Agreement or any other Note Document.  The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any of the Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Note Document; the execution, validity, genuineness, effectiveness or enforceability of any other Note Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations of the Note Parties under the Note Documents; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Agreement or any other Note Document.  The

Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Agreement, or any other Note Document, or the satisfaction of any conditions precedent contained in this Agreement or any other Note Document.  The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Agreement, or any other Note Document unless expressly set forth hereunder or thereunder.  The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(q)                                 The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Agreement, or any other Note Document or any actions taken pursuant hereto or thereto.  Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Agreement, or any other Note Document, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(r)                                    Upon the receipt by the Collateral Agent of a written request of the Company signed by one Officer of the Company (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document in form satisfactory to the Collateral Agent to be executed after the Closing Date.  Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 21.7(r), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document.  Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied.  The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.  The Collateral Agent shall have no liability with respect to signing such document presented to it in accordance with this paragraph.

(s)                                   Subject to the provisions of the applicable Collateral Documents and the other Note Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement, the Note Guaranty and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.  For the avoidance of doubt, the Collateral Agent shall have no discretion under this Agreement or the other Note Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Required Holders.

(t)                                    After the occurrence of an Event of Default, the Required Holders may direct the Collateral Agent in connection with any action required or permitted by this Agreement or any other Note Document.

(u)                                 The Collateral Agent is authorized to receive any funds for the benefit of itself and the Secured Parties distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, to make further distributions of such funds to itself and the Holders in accordance with the provisions of Section 11.2 hereof and the other provisions of this Agreement.

(v)                                 Subject to the terms of the Collateral Documents, in each case that the Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Collateral Agent will only do so upon direction and receiving indemnity satisfactory to it from the Required Holders. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Required Holders.  Subject to the terms of the Collateral Documents, until the Collateral Agent receives direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Required Holders, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)                               The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Notes. For the avoidance of doubt, nothing herein shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Note Parties.

(x)                                 Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Note Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 4.4.  The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)                                 Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders solely with respect to the Collateral Documents, the Note Guaranty, the Intercreditor Agreement and the Collateral.

(z)                                  The Company shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 14.1(b).

(aa)                          In connection with any actions taken pursuant to this Agreement or any other Note Document, the Collateral Agent shall also be entitled to all rights, protections and immunities granted to it under the Note Documents.  In the event of any conflict relating to such rights, protections or immunities, the terms of the Note Security Agreement shall govern.

Section 21.8                                                    Designations.  Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the term “First Lien Obligations,” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Holders and the Collateral Agent. For all purposes hereof and the Intercreditor Agreement, the Company hereby designate the Obligations pursuant to this agreement as “First Priority Obligations” or hereunder as “First Lien Obligations.”

Section 21.9                                                    No Impairment of the Security Interests.  Except as otherwise permitted under this Agreement and the other Note Documents, neither the Company nor any of the Note Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent and the Holders.

ARTICLE XXII

MISCELLANEOUS.

Section 22.1                                                    Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

Section 22.2                                                    Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 7.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Applicable Premium or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3                                                    Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.

Section 22.4                                                    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5                                                    Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6                                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7                                                    Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH OF THE COMPANY AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, ANY HOLDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE COMPANY AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 22.7.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN  Article XVII.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 22.8                                                    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.8.

Section 22.9                                                    Collateral Documents; Intercreditor Agreement.  By their acceptance of the Notes, the Holders hereby authorize and direct the Collateral Agent to execute and deliver the Intercreditor Agreement and any other Note Documents in which the Collateral Agent is named as a party, including any Note Documents executed after the Closing Date.  It is hereby expressly acknowledged and agreed that, in doing so, Collateral Agent is (a) expressly authorized to make the representations attributed to the Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under the Intercreditor Agreement, the Note Guaranty or any other Note Document, the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement and the Collateral Documents (in addition to those that may be granted to it under the terms of such other agreement or agreements.

Section 22.10                                             No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Collateral Agent and the Holders are arm’s-length commercial transactions between the Company, and its Affiliates, on the one hand, and the Collateral Agent and the Holders, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (ii) (A) the Collateral Agent and each Holder is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Collateral Agent nor any Holder has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (iii) the Collateral Agent and the Holders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Collateral Agent nor any Holder has any obligation to disclose any of such interests to the Company or its Affiliates.  To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Collateral Agent or any Holder with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 22.11                                             ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 22.12                                             Gaming Authority Cooperation.  Each of the Holders and the Collateral Agent agrees to use its commercially reasonable efforts to, at the request of the Company or the respective Gaming Authority, cooperate with the applicable Gaming Authority in connection with the administration of their regulatory jurisdiction over the Company and its Affiliates, including to the extent not inconsistent with the internal policies of such Company and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authority relating to the Company, any of its Affiliates or the Note Documents. Notwithstanding any other provision of this Agreement, the Company expressly authorizes, and will cause each other Note Party to authorize, the Collateral Agent and each Holder to cooperate with the applicable Gaming Authority as described above and releases the Collateral Agent and each Holder from any liability for any such cooperation or related disclosure.  Notwithstanding anything to the contrary, all actions taken by each Holder and the Collateral Agent pursuant to this Section 22.12 shall be at sole reasonable expense of the Company, who hereby agrees to reimburse all reasonable expenses incurred by each Holder and the Collateral Agent in connection with such actions.

Section 22.13                                             Intercreditor Agreement.

Notwithstanding anything to the contrary in this Agreement or in any other Note Document:  (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Note Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Note Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, and (c) each Holder authorizes the Collateral Agent to execute the Intercreditor Agreement on behalf of such Holder, and such Holder agrees to be bound by the terms thereof.

Section 22.14                                             Holders May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Holder, such holder shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations under the Note Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and their respective agents and counsel and all other amounts due the Holders under Section 14.1) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the other Holders.

Section 22.15                                             USA PATRIOT Act.  In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), each Purchaser and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the each Purchaser and the Collateral Agent. Accordingly, each of the parties agree to provide to the each Purchaser and the Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the each Purchaser and the Collateral Agent to comply with Applicable Law.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL CASH ACCESS, INC., as Company

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Executive Vice President,
Chief Financial Officer and Treasurer

GLOBAL CASH ACCESS HOLDINGS, INC., as Parent

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Executive Vice President,
Chief Financial Officer and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Linda Reale
	Name:	Linda Reale
	Title:	Vice President

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

This Agreement is hereby accepted and agreed to as of the date thereof.
CPPIB CREDIT INVESTMENTS III INC.

	By:	/s/ Jim Fasano
		Name:	Jim Fasano
		Title:	Authorized Signatory

	By:	/s/ Mark Jenkins
		Name:	Mark Jenkins
		Title:	Authorized Signatory

Schedule I

Global Cash Access, Inc.

Information Relating to Purchasers

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED

CPPIB CREDIT INVESTMENTS III INC.	$335,000,000

(1)	All payments by wire transfer of immediately available funds to:

	Bank Name:	State Street Bank & Trust
Co. Boston
	Bank Address:	State Street Trust Company Canada State Street Financial Centre 30 Adelaide Street East Suite 1100 Toronto, ON M5C 3G6 Canada
	BIC :	SBOSUS33
	ABA #:	011000028
	Beneficiary Account #:	10266963
	Account Name:	CPPIB Credit Investments III Inc.
	Fund:	VUBA
	Reference:	Global Cash Access, Inc.

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 Canada Attn: Hung Jean / Joan Li Email: hjean@cppib.com / Joanli@cppib.com /

1

ciisettlements@cppib.ca Tel.: (416) 479-5798 / (416) 972-8812 Fax: (416) 868-0806

(3)	All other communications:

One Queen Street East, Suite 2500
Toronto, ON M5C 2W5
Canada
Attn: Marilia Bothamley
Email: mbothamley@cppib.com / ciisettlements@cppib.com

2

Schedule II

Part A — Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Action” has the meaning specified in Section 21.7(w).

“Additional Assets” means (a) any Property (other than cash, Cash Equivalents or securities) to be owned by the Parent, the Company or a Restricted Subsidiary and used in a business permitted by Section 9.3, (b) the costs of improving, restoring, replacing or developing any Property owned by the Parent, the Company or a Restricted Subsidiary which is used in a business permitted by Section 9.3 or (c) Investments in any other Person engaged primarily in a business permitted by Section 9.3 (including the acquisition from third parties of Equity Interests of such Person) as a result of which such other Person becomes a Restricted Subsidiary.

“Additional Agent” has the meaning specified in the Intercreditor Agreement.

“Additional Collateral Documents” has the meaning specified in the Intercreditor Agreement.

“Additional Credit Facilities” shall have the meaning specified in the Intercreditor Agreement.

“Additional Credit Facility Creditors” has the meaning specified in the Intercreditor Agreement.

“Additional Creditor” has the meaning specified in the Intercreditor Agreement.

“Additional Documents” has the meaning specified in the Intercreditor Agreement.

“Additional Guaranty” has the meaning specified in the Intercreditor Agreement.

“Additional Indebtedness” has the meaning specified in the Intercreditor Agreement.

“Additional Indebtedness Joinder” has the meaning specified in the Intercreditor Agreement.

“Additional Obligations” has the meaning specified in the Intercreditor Agreement.

“Additional Specified Indebtedness” has the meaning specified in the Intercreditor Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

3

“Agreement” means this Note Purchase Agreement, as such may be amended, modified, waived or otherwise supplemented from time to time.

“Anti-Terrorism Laws” has the meaning specified in Section 5.15.

“Applicable Premium” means (a) on any day occurring prior to the first anniversary of the Closing, the applicable Make-Whole Amount as of such day, (b) with respect to any day occurring on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, an amount equal to the principal amount of the Notes being prepaid as of the applicable day multiplied by 3.5%, (c) with respect to any day occurring on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, an amount equal to the principal amount of the Notes being prepaid as of the applicable day multiplied by 3.0%, (d) with respect to any day occurring on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, an amount equal to the principal amount of the Notes being prepaid as of the applicable day multiplied by 2.0%, (e) with respect to any day occurring on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, an amount equal to the principal amount of the Notes being prepaid as of the applicable day multiplied by 1.0% and (f) with respect to any day occurring on or after the fifth anniversary of the Closing, zero (0); provided that to the extent that at any time the prepayment being made pursuant to Section 7.2(b) is being made with the proceeds of any Indebtedness being incurred by the Company for purposes of refinancing the Notes which Indebtedness is initially owed by the Company solely to any Purchaser or any of its respective Affiliates, the “Applicable Premium” shall be deemed to be zero (0).

“Applicable Purchase Price” means with respect to any Change of Control Offer occurring (a) prior to the third anniversary of the Closing, an amount equal to the principal amount of the Notes being offered to be repurchased multiplied by 103%, (b) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, an amount equal to the principal amount of the Notes being offered to be repurchased multiplied by 102% and (c) on or after the fourth anniversary of the Closing, an amount equal to the principal amount of the Notes being offered to be repurchased multiplied by 101%.

“Attorney Cost” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto.

4

“Available Amount” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)                                 the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b)                                 the amount of cash and Cash Equivalents received from Equity Issuances after the Closing Date, plus

(c)                                  the aggregate amount of all Net Cash Proceeds received by Parent or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, profits, distributions and similar amounts received on, any Investment made pursuant to Section 8.02(j), up to the amount of the original Investment, during the period from the Business Day immediately after the Closing Date and prior to such time; minus

(d)                                 any amount of the Available Amount used to make Investments pursuant to Section 8.02(j) after the Closing Date and prior to such time, minus

(e)                                  any amount of the Available Amount used to make Restricted Payments after the Closing Date pursuant to Section 8.06(e) and prior to such time.

“Bankruptcy Case” has the meaning specified in Section 11.1.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada, the State of New York or Toronto, Canada.

“Calculation Period” means, with respect to any Permitted Acquisition, any Disposition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Disposition or other event for which financial statements have been delivered to the Lenders pursuant to Article X(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.19(a) for the fiscal year ending nearest to December 31, 2014, the “Calculation Period” shall be the period of four consecutive fiscal quarters of Parent ended September 30, 2014 (taken as one accounting period).

“Called Principal” has the meaning specified in Section 7.6.

“Cash Equivalents” means, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or

5

Moody’s, (c) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (e) above entered into with any bank meeting the qualifications specified in clause (c) above, (f) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (g) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above, and (g) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“CFC” means a Person that is a “controlled foreign corporation” under Section 957 of the Code.

“Change of Control” means (a) Parent shall at any time cease to own directly 100% of the Equity Interests of the Company or (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the economic or voting interests in Parent’s capital stock.

“Change of Control Offer” has the meaning specified in Section 7.8(a).

“Change of Control Payment” has the meaning specified in Section 7.8(a).

“Change of Control Payment Date” has the meaning specified in Section 7.8(b).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” means the date on which this Agreement shall have been executed by all parties hereto and the conditions in Article IV have been satisfied.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, the Pledged Properties, the Property described in the Note Security Agreement, any additional Property pledged to the Collateral Agent pursuant to Section 8.12 and any other Property of the Note Parties subject (or purported to be subject) to a Lien in favor of the Collateral Agent under any Collateral Document.

“Collateral Agent” means Deutsche Bank Trust Company Americas in its capacity as collateral agent under any of the Note Documents, or any successor collateral agent.

“Collateral Document Order” has the meaning specified in Section 21.7(s).

6

“Collateral Documents” means the Note Security Agreement, the Deeds of Trust, the Intellectual Property Collateral Agreements and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 8.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Confidential Information” has the meaning specified in Article XIX.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period without giving effect to (x) any extraordinary gains or losses and (y) any non-cash items increasing Consolidated Net Income, and adjusted by (a) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) (exclusive of any interest expense arising pursuant to the Vault Cash Agreement) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Parent and its Restricted Subsidiaries, including amortization of Development Agreement expense determined on a consolidated basis for such period, (iv) the amount of all fees and expenses incurred in connection with the MGAM Transactions, the Transactions and any transaction permitted under Section 9.2(d) (whether or not consummated) during such period, (v) the amount of all other non-cash charges (including without limitation non-cash stock compensation expense) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (vi) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Closing, costs related to the closure and/or consolidation of facilities, severance costs, retention charges, systems establishment costs and excess pension charges, excluding, for the avoidance of doubt, development costs in connection with unreleased products, and (vii) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Company in good faith to be reasonably anticipated to be realizable or for which a plan for realization shall have been established within 12 months of the date thereof (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that all steps have been taken for realizing such cost savings and such cost savings are reasonably identifiable and

7

factually supportable (in the good faith determination of the Company), and (b) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by Parent or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated Adjusted EBITDA pursuant to preceding sub-clause (a)(v) in a previous period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated Adjusted EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of “Consolidated Net Income” contained herein.  Notwithstanding the foregoing, the aggregate amount of addbacks made pursuant to subclauses (vi) and (vii) above and subclause (iii) of the definition of “Pro Forma Basis” in any four fiscal quarter period shall not exceed 15% of Consolidated Adjusted EBITDA (after giving effect to such addbacks) for such four fiscal quarter period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis (exclusive of any Indebtedness of the Company’s Restricted Subsidiaries to the Company or another Restricted Subsidiary or any Indebtedness of the Company to any Restricted Subsidiary), the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness for borrowed money, (b) the aggregate amount of all capital lease obligations, (c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of Persons other than the Company or any Restricted Subsidiary, and (d) all liabilities under any non-appealable judgment rendered against the Company or any Restricted Subsidiary.  Notwithstanding the foregoing, Consolidated Funded Indebtedness shall not include any Defeased Indebtedness.  The amount of Consolidated Funded Indebtedness shall be deemed to be zero with respect to any letter of credit, unless and until a drawing is made with respect thereto.  “Consolidated Funded Indebtedness” shall exclude the Consolidated Funded Indebtedness of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Consolidated Gross Revenue” means, for any period of Parent, the aggregate revenue of Parent and its Restricted Subsidiaries calculated on a consolidated basis for such period, excluding the consolidated revenue of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than Parent and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Parent and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by Parent or a Subsidiary, (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation

8

of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (iv) gains and losses from the sale of assets other than inventory and equipment sold in the ordinary course of business.

“Consolidated Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) (i) Consolidated Funded Indebtedness that is secured by a Lien as of the last day of any such Test Period minus (ii) the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries as of the last day of any such Test Period (other than the proceeds of Incremental Facilities to be drawn at such time) that is not Restricted in an amount not to exceed $50,000,000 in the aggregate to (b) Consolidated Adjusted EBITDA for such Test Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means (a) the Existing Credit Facility and (b) whether or not the Existing Credit Facility remains outstanding, if designated by the Company to be included in the definition of “Credit Facility,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Facility Documentation” has the meaning specified in the Intercreditor Agreement.

“Credit Facility Obligations” has the meaning specified in the Intercreditor Agreement.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, determined on a cumulative basis, equal to the aggregate cumulative sum of Excess Cash Flow Not Otherwise Applied from December 19, 2014 for each fiscal year (but not less than zero with respect to any fiscal year) ending after December 19, 2014 and prior to such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

9

“Deed of Trust” means each deed of trust or mortgage (fee), security agreement and financing statement executed and delivered pursuant to Section 8.12, as the same shall be amended, supplemented, restated or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defeased Indebtedness” means Indebtedness (a) that has been defeased or satisfied and discharged in accordance with the terms of the indenture or other agreement under which it was issued, (b) that has been called for redemption and for which funds sufficient to redeem such Indebtedness have been set aside by the Company, (c) for which amounts are set aside in trust or are held by a representative of the holders of such Indebtedness or any third party escrow agent pending satisfaction or waiver of the conditions for the release of such funds, or (d) that has otherwise been defeased or satisfied and discharged to the satisfaction of the Holders.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with a Disposition pursuant to Section 8.5(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within thirty (30) days following the consummation of the applicable Disposition).

“Development Agreements” means direct or indirect Investments made (a) by way of placement fees paid for rights to place gaming units at gaming facilities or (b) in the development, construction, remodel or expansion of gaming facilities, in either case including but not limited to Native American tribal gaming facilities, which Investments may consist of notes receivable or credit extensions made to existing or prospective customers by a Note Party or Note Parties, in the case of joint development agreements.

“Discounted Value” has the meaning specified in Section 7.6.

“Disposition” or “Dispose” means (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or (b) the Equity Issuances of any Restricted Subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

10

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, human health or safety or the release of any materials into the environment, including those related to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Note Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means (a) any issuance or sale by Parent or any of its Restricted Subsidiaries after the date hereof of (i) any of its Equity Interests, (ii) any warrants or options exercisable in respect of its Equity Interests (other than any warrants, options or restricted stock issued to directors, officers, employees or consultants of the Parent or any of its Restricted Subsidiaries pursuant to benefit plans established in the ordinary course of business and any Equity Interests of the Parent issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest, other than convertible debt) in the Parent or any of its Subsidiaries or (b) the receipt by the Parent or any of its Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (v) any such issuance or sale by any Subsidiary of the Parent to the Parent or any Subsidiary of the Parent, (w) any capital contribution by the Parent or any Subsidiary of the Parent to any Subsidiary of the Parent, (x) any such issuance under any employee benefit plan, (y) any such issuance of Equity Interests of Parent as consideration for any acquisition permitted under Section 9.2(d), or (z)(i) any issuance of mandatorily redeemable preferred Equity Interests or (ii) Equity Interests that are convertible into or exchangeable for Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent within the meaning of Section 414(b) or (c) of the Code (and

11

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Event of Default” has the meaning specified in Article X.

“Excess Cash Flow” means, for any fiscal year of the Parent, (a) Consolidated Adjusted EBITDA for such fiscal year less (b) the sum (for such fiscal year) of (i) consolidated interest expense (as defined in GAAP) actually paid in cash by the Parent and its Restricted Subsidiaries during such fiscal year (other than any such interest expense actually paid in cash pursuant to the Vault Cash Agreement), plus (ii) scheduled and mandatory principal repayments of Indebtedness that are term loans made during such fiscal year pursuant to Section 2.07(c) of the Existing Credit Agreement, plus (iii) the sum of all, without duplication, (x) income taxes actually paid in cash by the Parent and its Restricted Subsidiaries during such fiscal year and (y) the Tax Amount for such fiscal year, plus (iv) capital expenditures actually made by the Parent and its Restricted Subsidiaries in such fiscal year, plus (v) amounts added back in the calculation of Consolidated Adjusted EBITDA pursuant to clause (a)(vi) of the definition thereof to the extent paid in cash plus (vi) amounts added in the calculation of Consolidated Adjusted EBITDA pursuant to clause (a)(vii) of the definition thereof.

“Excess Proceeds” has the meaning specified in Section 7.7(b).

“Excluded Subsidiary” means any Subsidiary (a) that is a CFC or a Subsidiary of a CFC, (b) that is a Domestic Subsidiary that has no material assets other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs, (c) that has been designated as an Unrestricted Subsidiary, (d) that accounts for less than $2,500,000 of the Consolidated Adjusted EBITDA of Parent and its Subsidiaries for the Test Period most recently ended, individually or in the aggregate with all other Subsidiaries excluded pursuant to this clause (d), (e) that is not

12

permitted by law, regulation or contract existing on the Closing Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition) to provide a Guarantee, or would require governmental (including from a Gaming Authority or any other regulatory authority) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received) or (f) that is a special purpose entity.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Holder or required to be withheld or deducted from a payment to such Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Holder being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holders with respect to an applicable interest in a Note pursuant to a law in effect on the date on which such Holder acquires such interest in a Note, except to the extent that, pursuant to Section 13.3, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder acquired such interest in a Note (c) Taxes attributable to such Holder’s failure to comply with Section 13.3(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning specified in Section 5.15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 14, 2014, by and among the Company, Global Cash Access Holdings, Inc., as parent, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, the lenders from time to time party thereto, Deutsche Bank Securities Inc., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. as joint lead arrangers and joint book managers.

“Existing Senior Secured Notes” means the Company’s 7.75% senior secured notes due 2021 issued pursuant to the Senior Secured Notes Indenture.

“Existing Senior Unsecured Notes” means the Company’s 10.00% senior unsecured notes due 2022 issued pursuant to the Senior Unsecured Notes Indenture.

“Extraordinary Loss” means any loss, destruction or damage to Property of the Parent or any of its Subsidiaries or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any such Property, or confiscation or requisition of use of any such Property.

“Fair Market Value” means with respect to any Property, the price which could be negotiated in an arm’s-length free market transaction, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value will be determined, except as otherwise provided:

13

(a)                                 if such Property has a Fair Market Value of $15,000,000 or less, by any Responsible Officer, or

(b)                                 if such Property has a Fair Market Value in excess of $15,000,000, by a majority of the board of directors of the Company and evidenced by a resolution of such board of directors, dated within 30 days of the relevant transaction (or the date of the written agreement with respect to such transaction) delivered to the Holders.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“First Lien Agent” has the meaning specified in the Intercreditor Agreement.

“First Lien Collateral Documents” has the meaning specified in the Intercreditor Agreement.

“First Lien Creditor” has the meaning specified in the Intercreditor Agreement.

“First Lien Debt” has the meaning specified in the Intercreditor Agreement.

“First Lien Facility Documentation” has the meaning specified in the Intercreditor Agreement.

“First Lien Guaranty” has the meaning specified in the Intercreditor Agreement.

“First Lien Guarantors” has the meaning specified in the Intercreditor Agreement.

“First Priority Lien” has the meaning specified in the Intercreditor Agreement.

“First Lien Obligations” has the meaning specified in the Intercreditor Agreement.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

14

“Foreign Holder” means (a) if the Company is a U.S. Person, a Holder that is not a U.S. Person, and (b) if the Company is not a U.S. Person, a Holder that is resident or organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Authority” means the Mississippi Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board and any other agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe’s reservation), authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever which has, or may at any time after the date hereof have, regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or any other gaming activities and operations or any other gaming activities of Parent or any of its Subsidiaries, or any successor to such authority.

“Gaming Laws” means all laws, including any rules, regulations, judgments, injunctions, orders, decrees or other restrictions of any Gaming Authority, applicable to the gaming industry or Indian tribes or the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of current or contemplated casinos or any other gaming activities and operations to which Parent or any of its Subsidiaries is, or may at any time after the date of this Agreement be, subject.

“Gaming License” means any license, permit, finding of suitability, approval, registration, franchise or other authorization from any Gaming Authority required on the date of this Agreement or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of Parent and its Subsidiaries, including all licenses granted under Gaming Laws and applicable Law.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive,

15

legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, keep well arrangements, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“holder” or “Holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 12.1 (including any Purchaser for so long as such Purchaser owns any Note).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, note agreements or other similar instruments and all Guarantees of any such Indebtedness,

(b)                                 all direct or contingent obligations of such Person arising under standby Letters of Credit unpaid at draw, bankers’ acceptances, bank guaranties, surety bonds and similar instruments,

(c)                                  net obligations of such Person under any Swap Contract in respect of interest rate hedging,

16

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and

(f)                                   capital leases.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Indebtedness shall not include any Defeased Indebtedness.  Notwithstanding the foregoing, Indebtedness shall not include obligations arising solely out of the conversion of “vault cash” supplied pursuant to the Vault Cash Agreement (as amended, modified, supplemented or replaced from time to time to the extent permitted hereunder) for normal operating requirements of the ATMs into obligations of the Company by operation of the Vault Cash Agreement so long as the proceeds of such obligations are used solely in the ATMs, as provided in the Vault Cash Agreement and for no other purpose.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 14.1(b).

“INHAM Exemption” has the meaning specified in Section 6.2(e).

“Insolvency or Liquidation Proceeding” means:

(a)                                 any case commenced by or against any Note Party under any Debtor Relief Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Note Party, any receivership or assignment for the benefit of creditors relating to any Note Party or any similar case or proceeding relative to any Note Party and its creditors, as such, in each case whether or not voluntary,

(b)                                 any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Note Party, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, or

(c)                                  any other proceeding of any type or nature in which substantially all claims of creditors of any Note Party are determined and any payment or distribution is or may be made on account of such claims.

17

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.4(g)(v).

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of December 19, 2014 by and among Bank of America, N.A., as credit facility agent, Deutsche Bank Trust Company Americas, as notes agent, and each additional agent from time to time party thereto.

“Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Adjusted EBITDA for the Test Period then most recently ended to (b) the sum of (i) consolidated interest expense (as defined in GAAP) (other than any such interest expense with respect to the Vault Cash Agreement included in the calculation of Consolidated Adjusted EBITDA) net of interest income for such Test Period plus (ii) interest costs associated with derivative instruments not otherwise included in interest expense, but excluding any non-cash change in value of derivative instruments and non-cash derivative instruments fair value adjustments, in each case, of the Parent and its Restricted Subsidiaries for such Test Period.  Gains and losses arising out of the termination of derivative instruments shall not constitute interest expense or interest costs.  Consolidated interest expense shall exclude the interest expense and any such interest costs of each Unrestricted Subsidiary and all Subsidiaries of Unrestricted Subsidiaries.

“Interest Payment Date” shall mean each date on which is interest is payable in respect of the outstanding principal amount of any Note as set forth in the terms and conditions applicable to such Note.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

18

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease or capital lease having substantially the same economic effect as any of the foregoing).

“Make-Whole Amount” is defined in Section 7.6.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) the ability of the Parent and the other Note Parties, taken as a whole, to perform their payment obligations under this Agreement and the other Note Documents or (c) the material rights and remedies of the Holders under this Agreement and the other Note Documents.

“Material Event of Default” means any Event of Default described in clauses (a), (b) (solely as a result of a breach of Section 9.11), (e), (f) or (k) of Article X.

“MGAM” means Multimedia Games Holding Company Inc., a Texas corporation.

“MGAM Transactions” means, collectively, (a) the entering into the Existing Credit Agreement and the related loan documents, (b) the consummation of the acquisition of MGAM, (c) the consummation of the refinancing in connection therewith, (d) the issuance of the Existing Senior Unsecured Notes and the Existing Senior Secured Notes and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

19

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” has the meaning specified in Section 6.2(a).

“Net Cash Proceeds” means, with respect to any Disposition or any Extraordinary Loss, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and excluding business interruption and delay in completion insurance proceeds) over (b) the sum of (i) the amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Note Documents), including Indebtedness repaid in order to obtain a necessary consent to such Disposition or Extraordinary Loss or required to be repaid by applicable law, (ii) the reasonable out-of-pocket expenses incurred by the Company or any Subsidiary in connection with such transaction, (iii) all federal, state, provincial, foreign and local taxes arising in connection with such Disposition or Extraordinary Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, and (iv) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Disposition or Extraordinary Loss which would otherwise constitute Net Cash Proceeds.

“Nevada Pledged Equity Delay Event” means that the Note Parties have failed to create and perfect a first priority Lien on the Nevada Gaming Pledged Equity on or prior to September 1, 2015.

“Non-Note Party” means any Subsidiary of the Company that is not a Note Party.

“Not Otherwise Applied” means, with reference to any amount of Excess Cash Flow, that such amount was not required to be applied to prepay the Term Loans pursuant to Section 7.7.

“Note Documents” means this Agreement, the Notes, the Note Guaranty and the Collateral Documents.

“Note Guarantor” means, collectively, each Person from time to time party to the Note Guaranty.

“Note Guaranty” has the meaning specified in Section 4.4(d).

“Note Parties” means, collectively, the Company and each Note Guarantor.

“Note Security Agreement” has the meaning specified in Section 4.4(g).

“Notes” is defined in Article I.

“Obligations” means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement

20

obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or under any other applicable debtor relief laws or for reorganization relating to the Company or any Note Guarantor whether or not a claim therefor is allowed or allowable in such proceedings).

“OFAC” has the meaning specified in Section 5.15.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any  Note Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, including a Multiple Employer Plan), other than a Multiemployer Plan, that is sponsored or maintained by the Parent or any ERISA Affiliate, or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, to which the Parent or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years.

21

“Perfection Certificate” means a certificate in the form of Exhibit VI of the Note Security Agreement or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Permitted Debt Offering” means any incurrence of senior secured or junior secured or unsecured Indebtedness by any Note Party after the Closing Date through an incurrence of term loans or through a public offering or private offering of debt securities or otherwise; provided that, (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Notes, or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Notes or may be unsecured; (b) such Permitted Debt Offering Indebtedness is not secured by any collateral other than the Collateral securing the Notes; (c) such Permitted Debt Offering Indebtedness does not mature on or prior to the scheduled maturity date of the Notes, or have a shorter weighted average life to maturity than, the Notes; (d) the covenants, events of default, guarantees, collateral and other terms of such Permitted Debt Offering Indebtedness (other than interest rate and redemption premiums) taken as a whole, are not more restrictive to the Note Parties than those set forth in this Agreement; (e) a certificate of a Responsible Officer of the issuing Note Party delivered to the Holders at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Note Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; (f) no Note Party or any Subsidiary of a Note Party (other than the Company or a Note Guarantor) is a guarantor or borrower under such Permitted Debt Offering Indebtedness and (g) if such Permitted Debt Offering Indebtedness is secured by Collateral, a Representative of the holders of such Permitted Debt Offering Indebtedness shall have become party to or otherwise subject to the provisions of (i) the Intercreditor Agreement if such Indebtedness is secured on a pari passu basis with the Obligations or (ii) an intercreditor agreement in a form reasonably acceptable to the Holders if such Indebtedness is secured on a junior basis to the Obligations.  Notes issued by any Note Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the incurrence of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering.

“Permitted Debt Offering Indebtedness” means any Indebtedness incurred pursuant to the definition of “Permitted Debt Offering.”

“Permitted Investments” has the meaning specified in Section 9.5.

“Permitted Liens” has the meaning specified in Section 9.4.

“Permitted Unsecured Indebtedness” means (a) the Existing Senior Unsecured Notes and (b) any other unsecured Indebtedness of the Company in the form of loans, senior notes or other debt securities; provided that any such Indebtedness pursuant to this clause (b):  (i) shall have a maturity date at least six months after the scheduled maturity date of the Notes, (ii) shall have a weighted average life to maturity longer than the weighted average life to maturity of the Obligations of the Note Parties under the Notes and of any Permitted Unsecured Indebtedness

22

being refinanced and (iii) shall have covenants no more restrictive than (x) those in this Agreement as in effect at the time of the issuance or incurrence thereof and (y) in the case of any Permitted Unsecured Indebtedness issued to refinance existing Permitted Unsecured Indebtedness, those in the documents governing the Indebtedness being refinanced; provided, that the principal amount of all Permitted Unsecured Indebtedness (after giving effect to the repayment or redemption of any Indebtedness being refinanced thereby) shall not exceed the sum of $350,000,000 plus the aggregate amount of any accrued and unpaid interest, make-whole and redemption premiums, and customary fees and expenses incurred in connection with the refinancing of any Permitted Unsecured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Notes” has the meaning specified in Section 13.4(a).

“PIK Payment” has the meaning specified in Section 13.4(a).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) established or maintained by the Parent or to which the Parent is required to contribute on behalf of any of its employees or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, established or maintained by any ERISA Affiliate or to which any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Property” means any real properties required to be mortgaged pursuant to Section 8.12, together in each case with all fixtures, personal property and other improvements now existing or to be constructed on any of such properties (exclusive of any Gaming Licenses or equipment to the extent the pledge thereof is prohibited by local law or contract).

“Possessory Stock Pledge” means the pledge of the Nevada Gaming Pledged Equity (as such term is defined in the Security Agreement) pursuant to the terms of the Note Security Agreement.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Offer” has the meaning specified in Section 7.7(b).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Calculation Period or Test Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or

23

Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Disposition then being consummated as well as any other Permitted Acquisition or any other Disposition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Disposition, as the case may be, then being effected, with the following rules to apply in connection therewith:

(a)                                 all Indebtedness (i) (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions or Restricted Payments) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition or Restricted Payments, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (ii) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period and remain retired through the date of determination;

(b)                                 all Indebtedness assumed to be outstanding pursuant to preceding clause (a) shall be deemed to have borne interest at (i) the rate applicable thereto, in the case of fixed rate indebtedness, or (ii) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(c)                                  in making any determination of Consolidated Adjusted EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Disposition if effected during the respective Calculation Period or Test Period as if the same had occurred on the first day of the respective Calculation Period or Test Period taking into account, in the case of any Permitted Acquisition adjustments appropriate, in the reasonable determination of the Company as set forth in an officer’s certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within six fiscal quarters after the date of any acquisition, amalgamation or merger (including, to the extent applicable, from the MGAM Transactions and the Transactions).

“Property” or “Properties” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” has the meaning specified in Section 6.2(a).

24

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“QPAM Exemption” has the meaning specified in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Business” means the businesses conducted (or proposed to be conducted) by Parent and its Subsidiaries on the Closing Date and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary or complimentary to or in preparation for, such business.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Related Person” has the meaning specified in Section 21.7(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Representative” means, with respect to any Permitted Debt Offering Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Required Holders” means, at any time, Holders holding more than 50% of the outstanding principal amount of the Notes at such time (including any PIK Notes).

“Responsible Officer” means, with respect to any Note Party, the chief executive officer, president, chief operating officer, any Senior Financial Officer and any other officer of any applicable Note Party with responsibility for the administration of the relevant portion of this Agreement and, with respect to the Collateral Agent, means any officer of the Collateral Agent with direct responsibility for the administration of this Note Purchase Agreement.  Any document delivered hereunder that is signed by a Responsible Officer of the Company or any other Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Parent or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Parent or such Restricted Subsidiary (unless such appearance is related to the Note Documents (or the Liens created thereunder), (ii) are subject to any Lien in favor of any person other than the Collateral Agent for

25

the benefit of the Secured Parties or (iii) is vault cash supplied pursuant to the Vault Cash Agreement or is cash that is to be used to settle a settlement liability under the Vault Cash Agreement.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or of any option, warrant or other right to acquire any such capital stock or other Equity Interest, or (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof of any unsecured Indebtedness, Indebtedness secured on a basis junior to the Liens securing the Obligations and Subordinated Indebtedness, excluding a refinancing of such Indebtedness permitted by this Agreement (including a refinancing of Permitted Unsecured Indebtedness permitted hereunder).

“Restricted Subsidiary” means each Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Sanction” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Parties” shall have the meaning specified in the Note Security Agreement.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Secured Notes Indenture” means that certain Indenture, dated December 19, 2014, among Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee and collateral agent, and governing the Senior Secured Notes.

“Senior Unsecured Notes Indenture” means that certain Indenture, dated December 19, 2014, among Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee, and governing the Senior Unsecured Notes.

26

“Significant Subsidiary” means each Restricted Subsidiary (including such Restricted Subsidiary’s interest in its direct and indirect Restricted Subsidiaries) of the Parent that

(a)                                 accounted for at least 5% of Consolidated Gross Revenue of the Parent and its Restricted Subsidiaries or 5% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries, in each case for the four fiscal quarters of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made, or

(b)                                 has assets which represent at least 5% of the consolidated total assets of the Parent and its Restricted Subsidiaries as of the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities, (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the projections delivered to the Collateral Agent and the Purchasers) and are proposed to be conducted following the Closing Date, and (e) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States and applicable laws relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” has the meaning specified in Section 6.2.

“Subordinated Indebtedness” means all unsecured Indebtedness of the Company or any Note Guarantor for money borrowed which is subordinated in right of payment, upon terms reasonably satisfactory to the Holders, in right of payment to the payment in full in cash of all Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

27

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price of forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Amount” means, with respect to MGAM relative to any tax period, (a) the U.S. federal, state and local income taxes that would have been payable for such tax period by MGAM and its Restricted Subsidiaries (the “MGAM Group”) if the MGAM Group were a stand-alone income tax group for all tax periods ending after the date hereof (and the foregoing stand-alone group treatment shall apply to all transactions between members of the MGAM Group (on the one hand) and Affiliates of Parent that are not members of the MGAM Group (on the other hand) other than any sales that result in “deferred intercompany gain” or “deferred intercompany loss” for purposes of Section 1502 of the Code, determined in accordance with relevant U.S. federal, state or local income tax statutes and regulations, minus (b) the amount of any such U.S. federal, state or local income taxes paid directly by members of the MGAM Group for such tax period, plus (c) without duplication for any amounts determined under clauses (a) or (b), the amount of any incremental stand-alone U.S. federal, state or local income taxes that would have been assessed in respect of members of the MGAM Group in connection with audit

28

adjustments after the date hereof made as a result of federal, state or local income tax examinations (less any portion of such amounts paid directly by members of the MGAM Group).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means each period of four consecutive fiscal quarters of Parent then last ended, in each case taken as one accounting period.

“Threshold Amount” means $20,000,000.

“Title Company” means any title insurance company that may be reasonably acceptable to the Holders and the Collateral Agent.

“Transactions” means, collectively, (a) the entering into by the Note Parties of the Note Documents to which they are or are intended to be a party, (b) the repayment in full (including all amounts necessary to satisfy and discharge the Indebtedness outstanding thereunder) and cancellation of the Existing Senior Secured Notes on the Closing and (c) the payment of the fees and expenses incurred in connection with the foregoing.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 13.3(e)(ii)(C).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” means any Subsidiary that, at or prior to the time of determination, shall have been so designated in a written notice from the Company to the  Holders and any Subsidiary of an Unrestricted Subsidiary; provided that (a) both before and after giving pro forma effect to any such designation (i) no Default or Event of Default would then exist, (ii) the Parent would have been in compliance with Section 9.11, calculated on a Pro Forma Basis, on the last day of the fiscal quarter most recently ended if such designation had been made on such date and (iii) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the Fair Market Value of the Investment therein and such designation shall be permitted only to the extent that such deemed Investment is permitted under Section 9.5 on the date of such designation, (b) such Subsidiary is not a guarantor in respect of any Permitted Unsecured Indebtedness or a borrower, issuer or guarantor in respect of any Indebtedness outstanding pursuant to Section 9.6(i) or Section 9.6(g), and (c) such Subsidiary or any of its subsidiaries does not hold any Indebtedness or Equity Interests of, or any Lien on any assets of, the Parent or any Restricted Subsidiary.  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in clauses (c) or (d) of the proviso in the preceding sentence, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement.  The Parent may at any time designate any Unrestricted Subsidiary

29

to be a Restricted Subsidiary; provided, that both before and after giving pro forma effect to any such designation, (i) no Default or Event of Default would then exist and (ii) the Parent would have been in compliance with Section 9.11, calculated on a Pro Forma Basis, on the last day of the fiscal quarter most recently ended if such designation had been made on such date.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Vault Cash Agreement” means the Contract Cash Solutions Agreement, dated as of November 12, 2010, by and between the Company and Wells Fargo Bank, N.A., as such Vault Cash Agreement has been, and may be, amended, modified or supplemented from time to time.  The term “Vault Cash Agreement” shall include any successor vault cash custody agreement reasonably acceptable to the Holders with the same or another Vault Cash Provider.

“Vault Cash Provider” means Wells Fargo Bank, N.A., any of its bank Affiliates listed on Exhibit A of the Vault Cash Agreement or another banking institution reasonably satisfactory to the Holders, as a provider of vault cash under the Vault Cash Agreement or other person under a bailment arrangement reasonably satisfactory to the Holders.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate or Base Rate floor (solely to the extent greater than 1.00% or 2.00%, respectively), or otherwise, in each case, incurred or payable by the Company generally to all the lenders of such indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided further that “Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to one or more, but not all, lenders) or other fees not paid generally to all lenders of such indebtedness.

Part B — Other Interpretive Provisions

With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context

30

requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in a Note Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

31

Schedule 5.3

Disclosure Materials

32

Schedule 5.4

Subsidiaries of the Company and Equity Interests

33

Schedule 5.7(b)

Governmental Authorizations

34

Schedule 5.8

Litigation

35

Schedule 5.11

Intellectual Property

36

Schedule 8.13

Post-Closing Covenants

37

Schedule 9.1

Transactions with Affiliates

38

Schedule 9.4

Liens

39

Schedule 9.5

Investments

40

Schedule 9.6

Indebtedness

41

Exhibit A

GLOBAL CASH ACCESS INC.

7.25% SENIOR SECURED NOTE DUE APRIL 15, 2021

No. [ ]	[Date]
$[ ]	CUSIP No.

FOR VALUE RECEIVED, the undersigned, GLOBAL CASH ACCESS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware hereby promises to pay to [                              ], or registered assigns, the principal sum of                    Dollars (or so much thereof as shall not have been prepaid) on April 15, 2021.

1.             Interest

The Company hereby promises to pay interest on the outstanding principal amount of this Note at 7.25% per annum from April 15, 2015 until payment in in full of the principal amount hereof.  The Company will pay interest quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance until the principal hereof shall have been paid in full; provided that the first Interest Payment Date shall be July 15, 2015.  The Company shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal, overdue installments of interest and overdue payments of Applicable Premium (if any), from time to time on demand at a rate that is 2.00% per annum above the interest rate that is then in effect.  Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.  Except as provided in the immediately succeeding sentence, interest on the Notes shall be payable entirely in cash (“Cash Interest”).  So long as no Nevada Pledged Equity Delay Event has occurred, on any Interest Payment Date, the Company may, at its option (but subject to compliance with its Contractual Obligations in connection therewith), elect to pay a portion of interest not to exceed 0.50% per annum payable in respect of the outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes in a principal amount equal to such amount of interest (such increased principal amount or PIK Notes, “PIK Interest”).  The insufficiency or lack of funds available to the Company to pay Cash Interest shall not permit the Company to pay PIK Interest at any time and the sole right of the Company to elect to pay PIK Interest shall be as (and to the extent) provided in the immediately preceding paragraph.  In the event that the Company shall determine to pay PIK Interest on any Interest Payment Date, then the Company shall deliver a written notice to the Holders not less than thirty (30) days prior to such Interest Payment Date, which notice shall state the total amount of interest to be paid on the next Interest Payment Date and the amount of such interest to be paid as PIK Interest.  If no such notice is delivered by the Company prior to such date, the Company shall be deemed to have elected to make such payment in cash.  Interest on the initial Interest Payment Date shall be payable entirely as Cash Interest.  Interest for the final Interest Payment Date and the stated maturity date shall be payable entirely in Cash Interest.

42

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any prepayment of the Notes as described in Article VII of the Note Purchase Agreement will be made solely in cash.  Cash Interest shall be payable to the Holders in accordance with the provisions of the Note Purchase Agreement.  PIK Interest on the Notes will be payable by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Payment Date (rounded up to the nearest whole dollar) and the Company shall execute and deliver such PIK Notes to the Holders.  Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.  All PIK Notes will mature on April 15, 2021 and will be governed by, and subject to the terms, provisions and conditions of, the Note Purchase Agreement and will have the same rights and benefits as the Notes issued on the Closing.

2.             Payments Generally

Payments of principal of, interest on and any Applicable Premium with respect to this Note are to be made in lawful money of the United States of America at Las Vegas, Nevada or at such other place as the Company shall have designated by written notice to the Holder of this Note as provided in the Note Purchase Agreement referred to below.

3.             Note Purchase Agreement

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of April 15, 2015 (as from time to time amended, restated, supplemented or other modified from time to time, the “Note Purchase Agreement”), between the Company, Global Cash Access Holdings, Inc., as parent, the Purchasers party thereto and Deutsche Bank Trust Company Americas, as collateral agent, and is entitled to the benefits thereof.  The holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 19 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

43

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any Applicable Premium) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

GLOBAL CASH ACCESS, INC.

By:
Name:
Title:

44

Exhibit B

Form of Compliance Certificate

45

Exhibit C

Form of Note Guaranty

46

Exhibit D

Form of Note Security Agreement

47

Exhibit E

Form of Solvency Certificate

48

Exhibit F

Form of Tax Compliance Certificates

49